Exhibit 10.3

LEASE AGREEMENT

Dated as of October __, 2015

By and Between

LEX CHARLOTTE AXC L.P.

and

AVIDXCHANGE, INC.

i

5.3	Definition of Impositions	8
5.4	Contest of Impositions	8
5.5	Assessments on Tenant’s Business and Personalty	8
5.6	Utilities and Services	8
5.7	Impermissible Tenant Services	9
ARTICLE VI USE OF PREMISES		9
6.1	Acceptance of Premises In As-Is Condition	9
6.2	Use of Premises	9
6.3	Hazardous Materials	10
ARTICLE VII ASSIGNMENT AND SUBLETTING		14
7.1	Landlord’s Consent Required	14
7.2	Additional Terms and Conditions	15
7.3	Landlord’s Expenses	15
7.4	Effect on Event of Default	15
7.5	Continuation of Restrictions and Obligations	15
7.6	Excess Rent	16
7.7	Leasehold Mortgages	16
7.8	Merger, Consolidation, etc	16
ARTICLE VIII MAINTENANCE AND REPAIRS		16
8.1	Tenant to Maintain and Repair	16
8.2	Fixtures and Personal Property	17
ARTICLE IX ALTERATIONS		17
9.1	Consent Required for Alterations	17
9.2	Removal of Alterations	18
9.3	Roof Top Installations	18
9.4	Signage	18
9.5	Tenant Improvements	18
9.6	Alterations	19
ARTICLE X REPRESENTATIONS, WARRANTIES AND COVENANTS OF TENANT		19
ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS OF LANDLORD		20
ARTICLE XII INSPECTION		21
ARTICLE XIII INSURANCE		21
13.1	Types and Amounts of Insurance Coverage	21
13.2	Requirements of Insurance Coverage	24
13.3	Other Provisions	25
13.4	Waiver of Subrogation	26
13.5	Landlord’s Insurance during the Construction Term	26
17.9	Landlord Insurance	27
ARTICLE IV LIABILITY AND INDEMNIFICATION		27
14.1	Liability Limitations	27
14.2	Risk of Loss for Tenant’s Property	27
14.3	Indemnification of Landlord by Tenant	28
14.4	No Liability Accruing Subsequent to Transfer	28

14.5	Indemnification of Tenant by Landlord	28
14.6	Landlord’s Liability Limited to Landlord’s Interest	29
14.7	Tenant’s Remedies	29
ARTICLE XV DAMAGE OR DESTRUCTION; RESTORATION OBLIGATIONS		29
ARTICLE XVI CONDEMNATION		30
16.1	Total Taking	30
16.2	Partial Taking	31
16.3	Temporary Taking	31
16.4	Awards	31
16.5	Partial Taking Base Rent Abatement	31
ARTICLE XVII DEFAULT		31
17.1	Events of Default	31
17.2	Landlord’s Remedies	32
17.3	Tenant Waiver	34
17.4	Landlord’s Rights Cumulative	34
17.5	Accord and Satisfaction	35
17.6	Default Rate	35
17.7	Joint and Several Liability	35
17.8	Landlord Default	35
ARTICLE XVIII BANKRUPTCY		36
18.1	Events of Bankruptcy	36
18.2	Remedies	36
ARTICLE XIX SUBORDINATION		37
19.1	Subordination and Non-Disturbance	37
19.2	Attornment	38
19.3	Lender Cure Rights	38
ARTICLE XX END OF LEASE TERM; HOLDING OVER		39
20.1	Condition of Premises	39
20.2	Abandoned Property	39
20.3	Hold Over	39
ARTICLE XXI QUIET ENJOYMENT		40
ARTICLE XXII OPTIONS TO EXTEND LEASE TERM; RENT		40
22.1	Renewal Rights	40
22.2	General	42
ARTICLE XXIII DETERMINATION BY ARBITRATION		42
23.1	Renewal Period	42
23.2	Selection Of More Accurate Estimate	42
23.3	Fair Market Rental Rate	43
ARTICLE XXIV RIGHT OF FIRST OFFER		44
24.1	Landlord Offer Notice	44
24.2	Tenant’s ROFO Option	44
24.3	ROFO Closing	45

24.4	ROFO Transfer Period	46
24.5	Expiration of ROFO Period	46
24.6	One-Time Right; Assignment	46
24.7	Exclusion From LL Transfer	46
XXV SECURITY DEPOSIT		47
XXV GENERAL PROVISIONS		49
25.1	Relationship Between Landlord and Tenant	49
25.2	Brokers	49
25.3	Estoppel	49
25.4	Notices	50
25.5	Validity	50
25.6	Pronouns	50
25.7	Successors and Assigns	51
25.8	Entire Agreement	51
25.9	Governing Law	51
25.10	Headings	51
25.11	Execution and Delivery	51
25.12	Time of Essence	51
25.13	Counterparts	51
25.14	Waiver of Jury Trial	51
25.15	Survival of Obligations	52
25.16	No Representations	52
25.17	Organization and Authorization	52
25.18	Memorandum of Lease	52
25.19	Force Majeure	52
25.20	Contingencies	52
25.21	Parking	52

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of October 27, 2015 (“Effective Date”), by and between LEX CHARLOTTE AXC L.P. (“Landlord”), and AVIDXCHANGE, INC. (“Tenant”; Landlord and Tenant are together, the “Parties” and individually a “Party”).

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Lease, the terms set forth below have the following meanings when used in this Lease:

1.1     Additional Rent. Additional Rent is defined in Section 4.3.

1.2     Affiliate. Any person or entity that (a) directly or indirectly (i) controls, (ii) is controlled by, or (iii) is under common control with, Landlord or Tenant, as applicable, or (b) holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (i) voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of an entity or (ii) equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or interests in any entity.

1.3     Base Rent. Base Rent is defined in Section 4.1 and shall be escalated during the Lease Term in accordance with Section 4.2.

1.4     Business Day. Any day that is not a Saturday, Sunday or federal holiday.

1.5     Commencement Date. The Commencement Date shall be the date of the first to occur of (i) the first business day Tenant’s personnel first occupy or take possession of all or a portion of the Premises and commence any business operations therein (as opposed to Tenant’s entry into the Premises for the purpose of completing the Tenant Improvements or otherwise making the Premises ready for Tenant’s occupancy thereof) or (ii) the later of (a) the Delivery Date or (b) the Target Delivery Date.

1.6     Construction Term. The Construction Term shall be that period of approximately nineteen and one-half (19 1/2) months extending from the Effective Date until the Delivery Date. No Base Rent shall be payable by Tenant to Landlord during the Construction Term.

1.7     Delivery Date. The Delivery Date shall be the date Landlord has substantially completed the Building (as hereinafter defined), has received a temporary certificate of occupancy or such other permit or approval from all local jurisdictions allowing Tenant’s use of the Building for its intended purpose and delivered possession of the Premises to Tenant in accordance with Article II and Exhibit B hereof. In the event that a temporary certificate of occupancy is issued for the Premises, and such temporary certificate of occupancy lapses or expires prior to the issuance of permanent certificate of occupancy for the Premises due proximately to Landlord’s failure to timely complete the Building required to be completed by

Landlord, and Tenant is dispossessed of the Premises and forced by law or otherwise to move its business operations from the Premises or any material portion thereof through no fault of Tenant, (1) Landlord shall use commercially reasonable efforts to promptly obtain a permanent certificate of occupancy for the Premises, (2) the Commencement Date shall not be deemed to have occurred until the issuance of a permanent certificate of occupancy, (3) Landlord shall refund to Tenant any Base Rent paid by Tenant for any periods prior to the occurrence of the Commencement Date (as adjusted pursuant to item (2) above) and (4) Landlord shall reimburse Tenant for any moving and/or storage expenses actually incurred by Tenant as a result of being dispossessed or forced to move its business operations.

1.8     Developer. The Developer is Red Rock Developments, LLC, a South Carolina limited liability company.

1.9     General Contractor. Brasfield & Gorrie.

1.10     Infrastructure Improvements. Any and all roads, utilities, and other infrastructure, on the Property, so as to enable Tenant to conduct normal business operations in the Premises, as such infrastructure is described on plans and specifications approved by Landlord and Tenant in writing.

1.11     Landlord Notice Address. c/o Lexington Realty Advisors, Inc., One Penn Plaza, Suite 4015, New York, New York 10119; Attn: Lease Administrator (notices), with a copy to Lexington Realty Advisors, Inc., One Penn Plaza, Suite 4015, New York, New York 10119; Attn: Joseph Bonventre, Esq. and a copy of default notices only to Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, 10th Floor, New York, New York 10022; Attn: Jonathan Eiseman, Esq.

1.12     Leasehold Mortgage. The term Leasehold Mortgage shall include a mortgage, a deed of trust, a deed to secure debt, or other security instrument by which Tenant’s leasehold estate is mortgaged or otherwise pledged or transferred, to secure a debt (current and/or future).

1.13     Lease Term. That period of time commencing on the Commencement Date and expiring on the last day of the month that includes the date that is the fifteenth (15th) anniversary of the Commencement Date (the “Expiration Date”). The Lease Term shall also include any properly exercised Renewal Terms as described in Article XXII below and the Expiration Date shall be the last day of any properly exercised Renewal Term.

1.14     Lease Year. A period of twelve (12) consecutive months commencing on the first day of the month in which the Commencement Date occurs, and each successive twelve (12) month period during the Lease Term; provided, however, that if the Commencement Date does not occur on the first (1st) day of a calendar month, then the first (1st) Lease Year shall commence on the Commencement Date and shall end on the last day of the twelfth (12th) full calendar month after the Commencement Date.

1.15     Lender. Any holder of any Mortgage (not including a Leasehold Mortgage).

1.16     Mortgage. All mortgages, deeds of trust, ground leases, or other security instruments that may now or hereafter encumber Landlord’s ownership interest in the Premises.

1.17     Permitted Exceptions. All easements, covenants, conditions, restrictions and other agreements and other matters of record existing as of the date Commencement Date including, without limitation, the (i) Memorandum of Ground Lease between Landlord and Hamilton Street Properties, LLC dated the date hereof (to be recorded), (ii) Easements (Utility, Storm Water, Patio, Access and Construction) between Landlord and Hamilton Street Properties, LLC dated the date hereof (to be recorded), (iii) Amended and Restated Parking Easement Agreement among Hamilton Street Properties, LLC, Fiber Mills, LLC and Music Factory Condominiums, LLC dated October 25, 2012, recorded on November 2, 2012 in the Register of Deeds, Mecklenburg County, North Carolina (“Register of Deeds”) as Instrument Number 2012156077, as amended by that certain (1) Second Amendment of Parking Easement dated May 19, 2015, recorded in the Register of Deeds on July 8, 2015 in Book 30114, page 287 and (2) Amendment to Parking Easements among Hamilton Street Properties, LLC, Fiber Mills, LLC and Music Factory Condominiums, LLC dated the date hereof (to be recorded) and (iv) Parking Easement Agreement among Hamilton Street Properties, LLC, Fiber Mills, LLC and Music Factory Condominiums, LLC dated October 25, 2012, recorded on November 2, 2012 in the Register of Deeds as Instrument 2012156076, as amended by that certain (1) Amendment of Parking Easement dated May 19, 2015, recorded in the Register of Deeds on July 8, 2015 in Book 30114, page 276 and (2) Amendment to Parking Easements among Hamilton Street Properties, LLC, Fiber Mills, LLC and Music Factory Condominiums, LLC dated the date hereof (to be recorded) (collectively, the “Parking Easements”), (iv) Amendment to Reciprocal Easements Agreement dated the date hereof (to be recorded), (v) Tri-Party Agreement between Landlord, Tenant and Hamilton Street Properties, LLC dated the date hereof, (vi) any matter shown on Tenant’s “as-built” survey of the Premises issued prior to the Commencement Date, (vii) easements or other agreements entered into by Landlord in its capacity as owner of the Premises at the request of Tenant following the Effective Date and (viii) any other exceptions to title created by or on behalf of Tenant, its agents, employees, contractors and invitees and as the same are listed in Exhibit C attached hereto. The Tri-Party Agreement lists Tenant’s rights, responsibilities, and obligations to act as Landlord’s designee under the Parking Easements, as more fully delineated in the Tri-Party Agreement. During the Term, Tenant agrees to comply with any operational requirements that would otherwise be required of Landlord under the other Permitted Exceptions (other than the Tri-Party Agreement); provided that (i) Landlord shall be solely responsible for enforcing any of its rights under its title insurance policy for the Land and the Improvements (as hereinafter defined); and (ii) Landlord shall reasonably cooperate with Tenant to the extent required by its status as owner of the Land and/or Improvements, with any reasonable associated costs passed through in accordance with the “net lease” principles of Section 5 of this Lease.

1.18     Premises. That certain parcel of land located in the City of Charlotte, Mecklenburg County, North Carolina, as more fully described on Exhibit A attached hereto (the “Land”), together with all improvements, fixtures and other items of real property to be constructed and installed and thereafter located thereon (collectively, the “Improvements”), including, but not limited to, an office building containing approximately 201,450 gross square feet of space (the “Building”) and all appurtenances, rights, privileges, easements and other property interests benefiting, belonging or pertaining thereto, subject, however, to all Mortgages (current and future) (subject to Article XIX below) and all liens, encumbrances, restrictions, agreements, and other matters of record on the Effective Date or thereafter imposed thereon as further expressly permitted herein. The parties acknowledge that all square footage measurements are approximate and agree that the square footage set forth above shall be conclusive for all purposes with respect to this Lease.

1.19     Project. The Project shall mean the construction and installation of all of the Improvements and on-site Infrastructure Improvements including, but not limited, to planning, designing, approvals and permitting.

1.20     Renewal Options. Four (4) options for five (5) years each, as more particularly described in Article XXII below.

1.21     Rent. Rent shall be collectively the Base Rent and the Additional Rent.

1.22     Rent Commencement Date. The Rent Commencement Date shall be the Commencement Date, provided, however, that Tenant’s obligations to pay rent for the Premises to Landlord shall be subject to the provisions of Article IV hereof.

1.23     Substantially Complete or Substantial Completion. “Substantially Complete” or “Substantial Completion” shall mean the condition occurring when the applicable construction project described herein has been completed, excepting only minor punch list items which will not impair the use of the same, a temporary or permanent certificate of occupancy (or an equivalent permit or approval entitling Tenant to occupy the Building and Premises for Tenant’s intended general office purposes) has been issued and a substantial completion certificate in the form of AIA G704 or comparable form signed by the architect engaged for such project has been delivered to the Parties to this Lease.

1.24     Target Delivery Date. The Target Delivery Date is March 14, 2017. To the extent that the Target Delivery Date is delayed by Force Majeure, the Target Delivery Date may, at the option of Landlord and upon delivery of written notice to Tenant, be extended by the identical number of days that the Delivery Date is delayed by Force Majeure.

1.25     Tenant Notice Address. Tenant’s notice address shall be as follows:

1111 Metropolitan Avenue
Suite 600
Charlotte, North Carolina 28204
Attention: Office of General Counsel
(after Commencement Date, change to the Premises)

with a copy to:	Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
Post Office Box 2611
Raleigh, North Carolina 27602-2611
Attention: Brad J. Daves, Esq.

1.26 Zoning. MUDD-O.

ARTICLE II

PREMISES; CONSTRUCTION TERM AND LANDLORD’S WORK

2.1     Lease of Premises. Tenant leases from Landlord and Landlord leases to Tenant the Premises for the Lease Term on the terms in this Lease. During the Construction Term, Landlord shall cause the Building and the Improvements as set forth in this Lease and the work letter (the “Work Letter”) attached hereto as Exhibit B and incorporated herein to be constructed by Developer.

2.2     Condition of Premises. Landlord and Developer have entered into a Development Agreement (the “Development Agreement”) for the construction of the Building and the Improvements as set forth in this Lease and the Work Letter. Landlord shall cause Developer to construct and complete the Building, including, without limitation, the Base Building Work (as defined in the Work Letter). Landlord shall cause Developer to cooperate with Tenant to complete the Premises as promptly as possible.

2.3     Tenant’s Acceptance of the Premises. Upon delivery of possession of the Premises to Tenant as required hereunder, Landlord and Tenant shall execute an “Acceptance Letter” furnished by Landlord acknowledging (i) the Commencement Date and Expiration Date of this Lease, (ii) that, subject to latent defects and any identified punch list items, all work to be performed by Landlord prior to the Commencement Date has been completed in accordance with the terms of this Lease and (iii) that Tenant has accepted the Premises for occupancy and that the condition of the Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects; provided, however, that execution of such Acceptance Letter shall not be a condition to the commencement of Base Rent hereunder. Such Acceptance Letter shall become a part of this Lease.

ARTICLE III

LEASE TERM

3.1     Lease Term. All of the provisions of this Lease shall be in full force and effect on and after the Effective Date, and the Lease Term shall commence on the Commencement Date.

ARTICLE IV

BASE RENT

4.1     Base Rent. On and after the Rent Commencement Date, subject to the provisions of Exhibit B, Section 10, Tenant shall pay the base rent (the “Base Rent”) in equal monthly installments in advance on or before the first calendar day of each month during each Lease Year. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated per diem at one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Rent

Commencement Date. The initial Base Rent for the first Lease Year shall be the aggregate of the following amounts:

(i)     The costs to construct the Project up to the amount of $53,875,169.00 (the “Allowed Development Costs”) multiplied by a rent constant of 8.60%; plus

(ii)     Any costs in excess of the Allowed Development Costs up to and including the Cost Increase Cap (as defined in Exhibit B), if any, multiplied by a rent constant of 10.75%.

All other costs to construct the Project in excess of the Cost Increase Cap shall be paid directly to Landlord in cash by Tenant in accordance with the Work Letter. Landlord and Tenant agree that the amount and determination of Allowed Development Costs and Cost Increase Cap are subject to Tenant’s audit rights set forth in Section 10 of the Work Letter.

4.2     Base Rent Escalation. The Base Rent shall be increased each Lease Year to 102.00% of the Base Rent for the prior year.

4.3     Additional Rent. Any amount owed by Tenant to Landlord under this Lease other than Base Rent, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered “Additional Rent”, and shall be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant (in writing which may be delivered by electronic mail) of the amount of such Additional Rent.

4.4     Payment of Base Rent and Other Sums Due. All sums payable by Tenant under this Lease, including, but not limited to, Base Rent and Additional Rent, shall be paid to Landlord in legal tender of the United States, without notice, setoff, deduction, counterclaim, abatement, suspension, defense or demand, except as otherwise expressly set forth in this Lease, to the following address, or to such other party or address as Landlord may designate in writing:

c/o Lexington Realty Advisors, Inc.

One Penn Plaza, Suite 4015

New York, New York 10119

Landlord’s acceptance of any such sum after the due date shall not excuse a delay in any future payment or constitute a waiver of any of Landlord’s rights hereunder.

4.5     Late Payment. If any amount of Rent is not received by Landlord on or before its due date and such payment failure is an Event of Default under Section 17.1(a) of this Lease, then, in addition to paying the amount past due, Tenant shall promptly pay to Landlord, without notice or demand, a late charge (“Late Charge”) equal to five percent (5%) of the amount past due. In addition, if such payment failure is an Event of Default under Section 17.1(a) of this Lease, the past due amount of Base Rent and/or Additional Rent shall bear interest at the Default Rate (as defined in Section 17.6 of this Lease) from the due date to the date paid; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Payment of the Late Charge will not excuse the untimely payment of Base Rent. Any Late Charge shall constitute Additional Rent.

ARTICLE V

NET LEASE; IMPOSITIONS; UTILITIES AND SERVICES

5.1     Net Lease. Notwithstanding any provision or possible implication of this Lease to the contrary herein, this Lease shall be an absolute net lease, so that this Lease shall yield all Base Rent payable hereunder as an absolutely net return to Landlord. Accordingly, with the sole exceptions of Landlord’s Income Taxes and Landlord’s obligations under Section 14.5, Tenant shall pay all taxes, insurance, assessments, and other costs, expenses and obligations of every kind and nature whatsoever relating to the ownership and operation of the Premises, such as taxes, assessments, insurance premiums and maintenance, repair and compliance costs, which accrue with respect to the Premises on and after the Rent Commencement Date and prior to the expiration of the Lease Term, and Tenant’s payment of the costs of utilities and services which shall commence on the Delivery Date as provided in Section 5.6. Tenant’s obligation to pay all amounts described in this Section 5.1 shall survive the expiration or earlier termination of this Lease. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements from the covenants and agreements of Landlord under this Lease.

5.2     Payment of Impositions. During the Lease Term, Tenant shall pay all Impositions at least ten (10) business days prior to the date they become delinquent as Additional Rent hereunder and shall cause all invoices and notices related to Impositions to be sent to Tenant unless legally prohibited from doing so. If Tenant is legally prohibited from receiving invoices and notices related to Impositions, Landlord shall promptly deliver to Tenant a copy of all invoices and notices related to Impositions which Landlord shall receive and for which Tenant is responsible under this Section 5.2. Notwithstanding anything to the contrary contained herein, Tenant shall not be in default hereunder for its failure to timely pay any Imposition for which it is responsible hereunder if Landlord fails to promptly forward any such invoice or notice therefor actually received by Landlord provided Tenant has not otherwise received notice of the amount of the Imposition then due. Upon Landlord’s request, Tenant shall deliver to Landlord written evidence of each such payment. To the extent that any such Impositions are imposed upon Landlord, at Landlord’s option, Tenant shall either pay such Impositions directly to the taxing authority or reimburse Landlord for such Impositions paid by Landlord. If the Lease Term expires on a day other than the last day of a calendar year, then Tenant’s liability for Impositions for such calendar year shall be apportioned by multiplying the amount of Impositions for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365). Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default and written demand by Landlord, Tenant shall pay Impositions in escrow to Landlord in monthly installments as Additional Rent simultaneously with Base Rent in an amount calculated by Landlord to pay in full Impositions which will become due and payable for the applicable current period over the number of months remaining between the date of such demand and the date payment of such Impositions is due. The provisions of this Section 5.2 shall survive the Expiration Date or earlier termination of this Lease.

5.3     Definition of Impositions. The term “Impositions” shall mean, collectively, taxes, including without limitation, any present or future real estate taxes, all taxes or other impositions that are in the nature of or in substitution for real estate taxes, business district or arena taxes, business or occupation, single business, transaction, rent, privilege, excise or franchise taxes, as well as special user fees, license fees, permits, improvement bonds, levies, improvement district charges, governmental charges, rates, and assessments, general, special, ordinary or extraordinary, foreseen and unforeseen, that are related to the Premises or Tenant’s use thereof. Impositions shall not include any federal, state, or local tax imposed on Landlord that is based upon Landlord’s income or profits (“Landlord’s Income Taxes”), except to the extent levied expressly in lieu of a tax described in the first sentence of this Section 5.3.

5.4     Contest of Impositions. Tenant, at its sole expense, upon at least ten (10) days’ prior written notice to Landlord but without Landlord’s consent, and using legal counsel or other service reasonably acceptable to Landlord, shall have the right to contest the amount or validity of any Imposition by diligently conducting in good faith an appropriate legal or administrative proceeding, provided that the following conditions are met: (a) the Impositions are paid in full or the postponement of payment of Impositions, without penalty, as part of such proceeding is permitted by applicable law, (b) the Premises shall not, by reason of such postponement of payment, or the initiation of such proceeding, be subject to forfeiture, sale, or loss, (c) such proceedings shall not impact or interfere with the use or occupancy of the Premises, (d) such proceedings shall not affect or interfere with Tenant’s continued payment of Base Rent or Additional Rent; and (e) pursuing the contest of Impositions shall not in any way expose Landlord, or Lenders to any criminal or civil liability, penalty or sanction. Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, and Tenant shall pay all judgments, decrees and costs (including any costs reasonably incurred by Landlord) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied. Tenant shall be entitled to any refund received with respect to Impositions paid by Tenant.

5.5     Assessments on Tenant’s Business and Personalty. Tenant shall pay before delinquency any business, rent, sales, franchise or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use, operation, or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or the equipment, fixtures, furnishings, inventory or personal property owned or leased by Tenant. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay to Landlord as Additional Rent the amount of such tax or fee.

5.6     Utilities and Services. Tenant, at its own expense and risk, shall arrange with the appropriate utility companies and service providers for the provision to the Premises of water, sewer, trash collection, electricity, oil, telephone, window washing, landscaping, snow removal, and all other utilities and services desired by Tenant. Landlord shall allow Tenant to contract with any utility service providers that it desires. On or before the Delivery Date, Tenant shall notify the appropriate utility and service providers to deliver directly to Tenant all statements and invoices for the amounts for which Tenant is responsible pursuant to this Section 5.6, effective as of the Delivery Date. Tenant shall pay directly to the appropriate utility companies and service providers all charges for all utilities consumed in and services performed for the Premises, as and when such charges become due and payable. To the extent the invoices for any such utilities and services are received by Landlord, at Landlord’s option, Tenant shall either pay the charge for such utilities and services directly to the utility or service provider or reimburse Landlord for such charges paid by Landlord.

5.7     Impermissible Tenant Services. Notwithstanding any provisions to the contrary, Landlord shall not be required to provide any services to Tenant or Tenant’s employees, guests or visitors that, if performed by Landlord, would constitute “impermissible tenant services” within the meaning of Section 856(d)(7) of the Internal Revenue Code of 1986, as amended, or any successor thereto. Any such services shall be performed at Tenant’s sole expense by an individual or entity that qualifies as an “independent contractor” within the meaning of Section 856(d)(7) of the Internal Revenue Code of 1986, as amended, or any successor thereto. Tenant shall pay the cost of any such services directly to the independent contractor. The Parties acknowledge that Landlord’s obligations to correct punchlist items and structural defects pursuant to the provisions of the Work Letter, Landlord’s remediation and indemnification obligations under Section 6.3 and Landlord’s indemnification obligations under Section 14.5 shall not be deemed to be “impermissible tenant services.”

ARTICLE VI

USE OF PREMISES

6.1     Acceptance of Premises In As-Is Condition. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED TO THE CONTRARY IN THIS LEASE, INCLUDING, WITHOUT LIMITATION, IN EXHIBIT B TO THIS LEASE, TENANT ACCEPTS POSSESSION OF THE PREMISES IN ITS “AS IS” CONDITION AS OF THE DELIVERY DATE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, EITHER AS TO ITS FITNESS FOR USE, ITS DESIGN OR CONDITION, OR ANY PARTICULAR USE OR PURPOSE TO WHICH THE PREMISES MAY BE PUT, OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIALS OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY DEFECTS, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE BORNE BY TENANT. NOTWITHSTANDING TENANT’S ACCEPTANCE OF THE PREMISES IN ITS “AS IS” CONDITION AS SET FORTH IN THIS SECTION 6.1, LANDLORD ACKNOWLEDGES AND AGREES THAT (A) IT IS OBLIGATED TO CORRECT PUNCHLIST ITEMS AND LATENT DEFECTS PURSUANT TO THE PROVISIONS OF EXHIBIT B TO THIS LEASE, [(B) IT IS OBLIGATED, IN ACCORDANCE WITH THE TERMS OF SECTION 6.3 HEREOF, TO INDEMNIFY TENANT FOR CERTAIN HAZARDOUS MATERIALS PRESENT ON, UNDER OR ABOUT THE PREMISES.]

6.2     Use of Premises. Tenant shall use and occupy the Premises as an office facility and all other lawful purposes. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the Permitted Exceptions (as hereinafter defined and as listed on Exhibit C), the certificate of occupancy for the Premises or that will constitute waste or nuisance. Tenant shall, at Tenant’s expense, comply with all present and future laws (including, without limitation, the Americans with Disabilities Act), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders, recommendations, decisions, and decrees now or hereafter promulgated (including, without limitation, those made by any public or private agency), as any of the same may be amended from time to time (collectively, “Laws”, and individually, “Law”) concerning Tenant, the use and occupancy of the Premises and the business being conducted thereon, and all machinery, equipment, furnishings, fixtures and Improvements owned by Tenant and on or used in connection with the Premises. If any Law requires any occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current all such permits or licenses at Tenant’s expense. Tenant shall deliver to Landlord, promptly upon written request, copies of all such licenses and permits. If any Law requires any modification to the Premises after the Effective Date, Tenant shall perform such alterations, at its sole cost and expense, in accordance with the applicable terms and conditions of Article IX below. In addition, if any Law requires any modification to the Premises before the Effective Date, Landlord shall perform such alterations, at its sole cost and expense. Use of the Premises is subject to all covenants, conditions, easements and restrictions of record, and Tenant shall comply with the same. Tenant shall, as soon as reasonably practical but in no event later than one hundred eighty (180) days after the Delivery Date, commence its business operations in the Premises. Thereafter, however, Tenant shall have no obligation to operate its or any business from the Premises and shall have the right at any time and from time to time to cease operating its or any business at the Premises; provided, however, that during the time that Tenant, or its permitted subtenants or assigns, are not conducting its or their operations at the Premises, Tenant agrees to inform all applicable insurance carriers providing insurance covering the Premises of Tenant’s discontinued use and pay the increased cost of any such insurance caused by such vacancy. Tenant acknowledges and agrees that its right to cease operating its business at the Premises shall in no way discharge Tenant from its obligations hereunder, including its obligation to pay rent as set forth in Article IV and its maintenance obligations as set forth in Article VIII. As of the Commencement Date, Landlord warrants that applicable Laws, zoning, and restrictive covenants will permit the Premises to be used for the permitted use.

6.3     Hazardous Materials.

(a)     Tenant shall not permit or suffer to exist any Hazardous Materials (as hereinafter defined) to be generated, used, stored, disposed, manufactured, produced, handled, stored, released (or threatened to be released), discharged or transported on, in or about the Premises other than Hazardous Materials and other substances commonly used in or associated with the nature of its operations on the Premises, including without limitation the installation and use by Tenant on the Premises of above-ground fuel storage tanks, provided that Tenant’s use of such Hazardous Materials is in compliance with all applicable Environmental Laws. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in compliance with all Environmental Laws, except for any violation(s) of Environmental Laws which is (are) (i) in existence as of the Commencement Date; (ii) caused by the acts or omissions to act of any of the Landlord Parties (as hereinafter defined) and/or any of the Developer Parties (as hereinafter defined) and/or are the result of (iii) migration of Hazardous Material from other property on, in or under the Premises occurring during the Term and not caused by the acts or omissions to act of Tenant or any Tenant Parties (as hereinafter defined) (a “Migration Event”). “Hazardous Materials” means (i) asbestos and any asbestos containing materials, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental

Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, and (iii) any petroleum product, cleaning solvents, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, mold, and any other substance the presence of which is regulated by Environmental Law. “Environmental Law” means any present and future Laws, permits and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions, industrial hygiene, public health or safety, or to any hazardous material, substance or waste (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to Hazardous Materials, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws. Tenant shall give Landlord notice of any actual or overtly threatened Migration Event within two (2) Business Days after Tenant has actual knowledge of such Migration Event. If such notice is oral or telephonic, Tenant shall follow such notice with written notice within three (3) Business Days after Tenant has actual knowledge of such Migration Event. Tenant shall keep Landlord apprised of the status of all matters related to the Migration Event and shall provide Landlord with copies of all documentation in Tenant’s possession regarding such Migration Event.

(b)     Tenant shall give Landlord notice of any actual or overtly threatened Environmental Default within two (2) Business Days after Tenant has actual knowledge of such Environmental Default. If such notice is oral or telephonic, Tenant shall follow such notice with written notice within three (3) Business Days after Tenant has actual knowledge of such Environmental Default. An “Environmental Default” means any of the following: a violation of an Environmental Law on or from the Premises; a release, spill, discharge or detection of a Hazardous Material on or from the Premises in violation of Environmental Law or an environmental condition on or from the Premises requiring responsive action under Environmental Law, other than (i) a condition in existence as of the Commencement Date (specifically including, but not limited to, any recognized environmental conditions or other matters listed in the Phase I Environmental Site Assessment Report by ECS Carolinas, LLP dated May 22, 2015); and/or (ii) a Migration Event. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right, but not the obligation, at its option, (i) to require Tenant, at Tenant’s sole cost and expense, to cure such Environmental Default in accordance with Environmental Law, in which event Tenant shall commence such cure promptly, but in no event later than twenty (20) days after written demand by Landlord, and Tenant shall complete such cure within one hundred twenty (120) days after commencement, provided that such 120-day period (x) may be reduced by Landlord to a lesser period than one hundred twenty (120) days if such lesser period is reasonably sufficient to cure such Environmental Default and such 120-day period raises a life/safety issue with respect to the Premises or its occupants or visitors, including but not limited to, a threat of personal injury or continuing physical injury to the Premises, or (y) shall be extended if reasonably necessary to complete such cure, and provided that Tenant shall keep Landlord reasonably informed of the actions being planned and taken by Tenant to address the Environmental Default, or (ii) upon concurrent written notice thereof to Tenant, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address the same (provided, however, that Tenant must be given the opportunity to review and comment upon the proposed scope of work to address the same), in which event Tenant shall pay the reasonable costs thereof to Landlord as Additional Rent within thirty (30) days after presentation of an invoice therefor.

(c)     If required by any governmental agency or authority or by any Lender at any time or from time to time during the Lease Term, or if Landlord has a reasonable basis to believe an Environmental Default has occurred, Landlord shall have the right, but not the obligation upon each such request, to conduct an audit of the Premises (including, without limitation, the air, soil, surface water and/or groundwater at or near the Premises) and Tenant’s compliance with Environmental Laws with respect thereto. If such audit reveals that an Environmental Default has occurred, Landlord shall have the right, but not the obligation, (i) to require Tenant, at Tenant’s expense, to cure the same or (ii) upon concurrent written notice thereof to Tenant, to cure the same, at Tenant’s sole cost and expense, in which event Tenant shall pay the reasonable costs thereof to Landlord as Additional Rent within thirty (30) days after presentation of an invoice therefor (provided, however, that Tenant must be given the opportunity to review and comment upon the proposed scope of work to address the same). Landlord shall ensure that any audit conducted pursuant to this Section 6.3(c) does not unreasonably interfere with Tenant’s operations at the Premises, shall restore the Premises to substantially its condition immediately preceding the audit or as close thereto as reasonably practicable, and shall perform the audit in material compliance with all applicable laws and regulations (including without limitation obtaining all required permits and properly handling and disposing of all waste materials generated during the audit). If any governmental agency or authority shall require testing at or near the Premises and Landlord incurs expenses in complying with such requirement, then to the extent that such testing is required as a result of an Environmental Default, Tenant shall pay to Landlord the actual costs therefor as Additional Rent.

(d)     As a material consideration for Landlord’s entering into this Lease, Tenant hereby waives, and releases Landlord, and its Affiliates, partners, officers, directors, members, trustees, employees, agents (collectively, including Landlord, the “Landlord Parties”) and Lenders from any and all claims for damage, injury or loss (including without limitation, claims for the interruption of or loss to business) which relate to any Environmental Default to the extent caused by or resulting from the acts or omissions to act of any persons other than any Landlord Parties and Lenders whether arising prior to or during the Term. The release set forth herein shall not apply to any Environmental Default that first occurs after the expiration or earlier termination of this Lease provided Tenant has vacated the Premises and is not holding over. Promptly upon request, Tenant shall execute from time to time reasonable certificates concerning Tenant’s knowledge and belief regarding the presence of Hazardous Materials at the Premises. For purposes of clarification, Developer shall not be considered one of the Landlord Parties and Tenant’s waiver and release set forth herein shall not be deemed to run in favor of Developer, its affiliates, successors and assigns (collectively, including Developer, the “Developer Parties)”, nor shall Tenant indemnify and hold harmless Landlord from and against the acts or omissions to act of any of the Developer Parties on the Premises.

(e)     Tenant’s obligations pursuant to this Section 6.3 shall survive the expiration or earlier termination of this Lease. If any required remedial actions by Tenant pursuant to this Section 6.3 are continuing on the Premises beyond the expiration or earlier termination of this Lease, and such remedial actions render the Premises reasonably unrentable to a third party, this Lease may be extended for the necessary period, not to exceed one extension of up to twelve (12) months, for purposes of completing the same to a point of rendering the Premises reasonably rentable, and Tenant shall pay to Landlord rents equal to 102% of the most recently payable Base Rent and Additional Rent hereunder for such extension period until the earlier of the date on which such remediation has been completed to such point or such extended term expires.

(f)     Landlord shall indemnify and defend Tenant, with counsel reasonably acceptable to Tenant, from and against any and all claims, damages, fines, penalties, losses, and judgments related to Hazardous Materials which are transported to or used, stored or disposed of on, under or about the Premises by any of the Landlord Parties.

(g)     Landlord shall give Tenant notice of any actual or overtly threatened Environmental Default caused by or resulting from the acts or omissions to act of any of the Landlord Parties occurring prior to the Delivery Date within two (2) Business Days after Landlord has actual knowledge of such Environmental Default. If such notice is oral or telephonic, Landlord shall follow such notice with written notice within three (3) Business Days after Landlord has actual knowledge of such Environmental Default. Upon any Environmental Default caused by or resulting from the acts or omissions to act of any of the Landlord Parties prior to the Delivery Date, and Landlord shall promptly commence and diligently pursue the cure of the same thereafter. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, but not the obligation, as its sole and exclusive remedy, following a second notice to Landlord (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN TENANT EXERCISING SELF-HELP RIGHTS”) and Landlord’s failure to commence Landlord’s Environmental Default cure within five (5) days after receipt of such second notice, to perform at Landlord’s sole cost and expense, any action which is required by any Law in order to address the Environmental Default of any of the Landlord Parties, in which event Landlord shall pay the reasonable costs thereof to Tenant within thirty (30) days after presentation of an invoice therefor. If Landlord shall fail to pay the reasonable costs thereof to Tenant within said thirty (30) day period, then such outstanding amount shall bear interest at the Default Rate (as defined in Section 17.6 below) from the date of Tenant’s invoice to Landlord until paid or recovered by Tenant, and Tenant shall be permitted to offset up to thirty percent (30%) of the outstanding amount, plus interest thereon, from its monthly payment of Base Rent due and payable to Landlord hereunder (and concurrently with its payment of the first month of such abated Base Rent, Tenant shall send written notice to Landlord detailing the total amount of such abatement, which notice shall also contain a copy of each invoice evidencing such costs) until such time as such reasonable costs (and interest thereon) have been recouped by Tenant, and in the event that the number of calendar months remaining in the Lease Term multiplied by thirty percent (30%) of Tenant’s monthly payment of Base Rent does not equal or exceed the amount of such reasonable costs expended by Tenant to perform such Landlord Environmental Default cure, then Landlord shall pay any remaining balance of such reasonable costs thereof (and interest thereon) to Tenant on or before the expiration of the Lease Term.

(h)     Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against any and all actual or threatened (and whether direct or indirect) claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, attorneys’ fees and disbursements) directly or indirectly arising out of or attributable to, in whole or in part, the breach of any of the covenants, obligations, representations and warranties of this Section 6.3 and, with respect to matters for which Tenant is responsible under this Section 6.3, for (a) the costs of any required or necessary repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation, (i) the costs of removal or remedial action incurred by the United States government or the state in which the Premises is located, or response costs incurred by any other person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction on loss, incurred pursuant to any Environmental Law; (ii) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of applicable state law; and (iii) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other statute, state or federal; and (b) liability for personal injury or property damage, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1     Landlord’s Consent Required. Tenant shall have no right to, voluntarily or by operation of law, (a) assign, transfer, mortgage or otherwise encumber (collectively, to “Assign” or an “Assignment”) all or any part of Tenant’s interest in the Lease or in the Premises, or (b) sublet (to “Sublet” or a “Sublease”) all or any part of Tenant’s interest in the Lease or in the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted Assignment or Sublease in violation of this Section 7.1 shall be void, and shall constitute an Event of Default. Notwithstanding the foregoing, upon concurrent written notice to Landlord and without the need for Landlord’s consent, Tenant may Assign or Sublet the Premises, in whole or in part, to any Affiliate of Tenant; provided that such Affiliate assumes Tenant’s obligations hereunder in a writing delivered to Landlord. If at any time during the Lease Term Tenant desires to Assign or Sublet all or part of this Lease or the Premises, except with respect to an Assignment or Sublease to an Affiliate for which only concurrent notice to Landlord is required, then Tenant shall give not less than thirty (30) days’ prior written notice to Landlord containing the following information: the identity of the proposed assignee or subtenant; a description of its business; the terms of the proposed Assignment or Sublease; the effective date of the proposed Assignment or the commencement date of the proposed Sublease; the area proposed to be Sublet; financial statements for the prior three (3) years (to the extent available) of such proposed assignee or subtenant; and any other information reasonably requested by Landlord to enable Landlord to determine the creditworthiness of the proposed assignee or subtenant. If any assignee, whether an Affiliate or otherwise, has (i) (A) a net worth (calculated in accordance with generally accepted accounting principles, consistently applied) of not less than One Hundred Million Dollars ($100,000,000) and (B) a credit rating of BBB+ or better from Standard & Poor’s (or a similar rating from any successor or comparable rating agency should Standard & Poor’s no longer exist or provide a rating on Tenant) or its equivalent, or (ii) an Affiliate of such assignee or subtenant which meets each of the requirements of (A) and (B) above will provide a guaranty of lease to Landlord in a form satisfactory to Landlord for the term of such assignment, Tenant shall be released from its obligations under this Lease from and after the effective date of such Assignment. Except as expressly set forth above, no Assignment of this Lease shall release Tenant from any obligations of Tenant hereunder.

7.2     Additional Terms and Conditions. Neither Landlord’s consent to any Assignment or Sublease, nor Landlord’s collection or acceptance of rent from any assignee or subtenant, shall be construed as (a) except as expressly set forth in Section 7.1, waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal, or (b) as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent Assignment or Sublease. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. For any period during which there exists an Event of Default hereunder, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same, which rent shall be credited to rent owed by Tenant under this Lease. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant.

7.3     Landlord’s Expenses. Tenant shall pay Landlord’s reasonable out of pocket expenses actually incurred in reviewing and approving a proposed Assignment or Sublease, and, if applicable, Tenant shall pay Lenders’ out-of-pocket costs and expenses incurred in connection with Landlord’s review and administration of each proposed Assignment or Sublease.

7.4     Effect on Event of Default. Landlord’s written consent to any Assignment or Sublease shall not constitute a representation that no Event of Default then exists, nor shall such consent be deemed a waiver of any then existing Event of Default. Neither a delay in the approval or disapproval of such Assignment or Sublease, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for any Event of Default.

7.5     Continuation of Restrictions and Obligations. All restrictions and obligations imposed on Tenant pursuant to this Lease shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person or entity to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed all such obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each Sublease is subject to the condition that if the Lease is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option, the Sublease shall terminate, or not terminate, as a matter of law and, if not terminated, the subtenant shall be bound to Landlord for the balance of the term of such Sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such Sublease.

7.6     Excess Rent. [Intentionally Deleted].

7.7     Leasehold Mortgages. Tenant may not, without Landlord’s consent, which consent may be withheld in Landlord’s sole discretion, enter into any Leasehold Mortgage.

7.8     Merger, Consolidation, etc. Tenant may, without Landlord’s consent, assign this Lease in connection with a merger, consolidation or transfer of all of the assets or stock of Tenant, so long as each of the following conditions have been satisfied: (a) no Event of Default shall have occurred and be continuing under this Lease, (b) such merger, consolidation or transfer of assets is not a sham transaction taken in an attempt to avoid the intent of Article VIII, (c) the resulting entity has a tangible net worth at least equal to that of Tenant immediately prior to the date of the proposed merger, consolidation or transfer of assets, and (d) such merger, consolidation or transfer of assets shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease. Additionally, no consent shall be required for the transfer of stock or other beneficial interests in Tenant in connection with an initial public offering and any subsequent sale of Tenant’s stock on a public stock exchange.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1     Tenant to Maintain and Repair. Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises (including without limitation, all interior and exterior, structural and non-structural, and systems maintenance, repairs and replacements) that are necessary to keep the Premises (a) in good condition and repair, subject to normal wear and tear, (b) clean, safe and tenantable and (c) in compliance with all Laws and the requirements of this Lease, including without limitation, repairs and replacements required as a result of any act or omission of any invitee, agent, employee, Affiliate, subtenant, assignee, contractor, client, family member, licensee, customer or visitor (collectively, “Invitees”) of Tenant. Tenant shall maintain all improvements, fixtures and personal property (including all equipment) located in, or serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and shall make all required repairs and replacements thereto. Tenant shall maintain all drives, sidewalks, parking areas (including, without limitation, the Parking Deck (as hereinafter defined) and lawns on the Premises in a clean condition, free of accumulations of dirt, trash, snow and ice. Tenant shall suffer no waste or injury to any part of the Premises. Notwithstanding the foregoing, Landlord shall cause the Developer to complete any punchlist items in accordance with the Work Letter to this Lease and shall cause Developer or General Contractor to repair any structural defects relating solely to the construction of Improvements during the warranty period set forth in Section 5 of the Work Letter and disclosed in the Defect Notice timely received by Landlord. Further notwithstanding anything to the contrary contained herein, Landlord shall have the right, but not the obligation, and upon concurrent written notice thereof to Tenant, to perform Tenant’s obligations hereunder which have not been performed by Tenant as required hereunder, and to charge Tenant as

Additional Rent for all reasonable costs and expenses incurred in connection therewith, such reasonable costs and expenses to be paid by Tenant within thirty (30) days after presentation of an invoice therefor. Landlord shall use commercially reasonable efforts to ensure that any maintenance or repairs conducted pursuant to this Section 8.1 do not unreasonably interfere with Tenant’s operations at the Premises.

8.2     Fixtures and Personal Property. Tenant shall not remove from the Premises any fixtures attached to the realty or items of personal property not owned by Tenant unless replaced with similar fixtures or personal property of equal or greater quality and value. Any such fixture not owned by Tenant shall become the property of Landlord upon installing the same at the Premises. Tenant may not grant any lien or security interest in any Fixture. “Fixture,” as such term is used in this Section 8.2, shall not include Tenant’s business machinery, servers and related equipment, racking, trade fixtures, equipment, including laboratory equipment, decorations, furnishing, or personal property.

ARTICLE IX

ALTERATIONS

9.1     Consent Required for Alterations. Except as set forth in the Work Letter, Landlord is under no obligation to make any alterations, decorations, additions, improvements, demolitions or other changes (collectively, “Alterations”) in or to the Premises. Tenant shall not make or permit anyone to make any Structural Alterations in or to the Premises (collectively, the “Consent Items”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Lease, a “Structural Alteration” is an Alteration to the roof and roof deck, footings, foundation, structural steel, load-bearing columns, joists, structural floors, composite concrete elevated slab, and exterior and interior load-bearing walls of the Premises, or that affects the proper functioning, efficiency, expected useful life or any warranty in respect of, the Building’s mechanical, electrical, sanitary, plumbing, heating, air-conditioning, ventilating, utility or any other service systems. No Structural Alteration shall be performed by Tenant and Landlord’s consent need not be reasonable if the same would materially reduce the cubic content of the usable area of the Building, or weaken, temporarily or permanently, the structure of the Building or any part thereof, or impair any zoning or other amenities of the Premises. For Consent Items, Tenant shall provide Landlord with advance written notice of all Alterations, together with copies of plans and specifications for such Alterations, and Tenant will be responsible for reimbursing reasonable costs for Landlord’s review of such Alterations. All Alterations in or to the Premises shall be made in a good and workmanlike manner and with materials of the same or better quality, in accordance with applicable Laws and so as not to adversely affect the value of the Premises, and otherwise on such reasonable terms and conditions as Landlord may impose. If any lien (or a petition to establish such lien) is filed in connection with any Alteration, Tenant shall discharge such lien (or petition) within thirty (30) days after filing, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises to any liens that may be filed in connection therewith. Promptly after the completion of any Alteration which may be classified as a Consent Item, or for which plans must be filed with and approved by the applicable governmental entity having jurisdiction over the Premises, Tenant, at its expense, shall deliver to Landlord one (1) set of record approved plans and a CAD diskette reflecting the actual conditions and showing such Alteration in place. Landlord’s consent shall not be required for any Alterations which do not include Consent Items.

9.2     Removal of Alterations. If any Alterations which may be classified as Consent Items are made after the Effective Date without the prior written consent of Landlord, Landlord shall have the right, in addition to all other remedies, at Tenant’s expense to remove and correct such Alterations and restore the Premises to its condition immediately prior thereto, or to require Tenant to do the same. All Alterations to the Premises during the Lease Term shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease Term; provided, however, that Tenant shall remove at the end of the Lease Term or Renewal Term, if exercised, all such Alterations which may be classified as Consent Items that Landlord designates for removal in writing at the time of its approval of said Consent Items, and repair any damage caused by such removal.

9.3     Roof Top Installations. Subject to the terms and provisions of this Lease, including, without limitation, the satisfaction of the terms and provisions of this Article IX, Tenant may, at Tenant’s cost and expense install on the Building’s roof (in any event, subject to Landlord’s written approval, such approval not to be unreasonably withheld, conditioned or delayed, as to the exact location of the same) microwave, satellite dishes or other antennae communications systems, for Tenant’s communications and data transmission network. All such work by Tenant shall be performed in a good and workmanlike manner in accordance with the provisions of any then applicable warranties, this Lease and all requirements of Law, including all rules, regulations, ordinances, statutes and guidelines promulgated by any applicable governmental or quasi-governmental authorities, agencies or organizations. Tenant shall obtain, at its expense, any and all necessary permits, licenses, variances and approvals and inspections that are necessary to complete such work. Tenant shall indemnify, defend and save Landlord Parties, and Lenders harmless from any and all loss, damages, liability, costs or expenses including reasonable attorney’s fees, court costs, and all other sums which Landlord, its agents, servants, employees, officers and directors may pay or become obligated to pay as a result of such improvements or on account of any claim or assertion of liability arising or alleged to have arisen out of any act or omission of Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees in connection with such work. Tenant shall, at Tenant’s cost and expense, but in accordance with all then applicable warranties, remove all such improvements installed on the Building’s roof upon the expiration or earlier termination of the Lease Term and shall repair any damage caused to the Building as a result of such removal.

9.4     Signage. Landlord shall cause Developer to install, at Landlord’s sole cost and expense, such signage as is specified in the Work Letter prior to the Delivery Date. After the Commencement Date, Tenant may install on the Premises, at Tenant’s sole cost and expense and subject to the terms of this Lease, any signage permitted by Law.

9.5     Tenant Improvements. Landlord shall have the right to approve (not to be unreasonably withheld, conditioned, or delayed) Tenant’s plans and specifications for its initial alterations, decorations, additions and improvements that are not Improvements as described in the Base Building Work (as defined in the Work Letter) (the “Tenant Improvements”) and are to be constructed by the General Contractor at Tenant’s expense in the Premises, subject to application of the Allowance, as described in the Work Letter.

9.6     Alterations. Any Alterations shall be made by Tenant at Tenant’s sole cost and expense. Any Alterations requiring Landlord approval shall be made by a contractor reasonably approved in writing by Landlord. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. For all Alternations Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may reasonably require. Tenant agrees to indemnify, defend and hold Landlord Parties and Lenders harmless against any loss, liability, damage or expense (including, without limitation, attorneys’ fees and expenses) resulting from all work related to Tenant’s construction (or that of its employees, agents, or contractors) of all Alterations. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS OF TENANT

10.1     Tenant hereby represents and warrants to Landlord as of the Effective Date as follows:

(a)     Change in Condition. The financial statements and other information for Tenant attached hereto as Exhibit E are true and correct in all material respects as of the date made.

(b)     Authorization. Tenant is duly organized, validly existing and in good standing under the state of its incorporation and in the jurisdiction in which the Premises are located (as a foreign corporation or otherwise, in accordance with applicable Laws); Tenant has the power and authority to enter into this Lease and to conduct its business in the manner being conducted; all action required to authorize Tenant to enter into this Lease and to conduct its business in the manner being conducted has been duly taken; each person executing and delivering this Lease on Tenant’s behalf is duly authorized.

(c)     No Consent or Approval. No consent or approval of any third party is required for Tenant to enter into and perform this Lease according to its terms, except for such consents and approvals where the failure to obtain the same would not have a material adverse effect on Tenant’s financial condition or its ability to perform its obligations under this Lease.

(d)     OFAC Certification. Tenant is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the

Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

10.2     Tenant hereby covenants to Landlord as follows:

(a)     Financial Statements. On an annual basis, Tenant shall furnish to Landlord, as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year, its audited financial statements, complete with footnotes, including an audited balance sheet of Tenant as at the close of such year, together with the related statements of cash flow, profit and loss and changes in financial position for such period, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year, audited and certified by an independent certified public accounting firm of recognized standing. All financial statements required hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, if and for so long as Tenant is a publicly traded company, its filings with the Securities and Exchange Commission are current and its financial statements are available for public download, Tenant’s obligation to deliver its financial statements to Landlord shall be deemed satisfied.

(b)     Litigation. Within twenty (20) Business Days after Tenant has knowledge of any litigation, threatened condemnation, or other proceeding related to or arising out of this Lease or the Premises, Tenant shall give written notice thereof to Landlord, and a copy of any documents pertaining to such proceeding as requested by Landlord. If and to the extent Landlord reasonably determines that such proceeding is reasonably likely to adversely affect the Premises or the validity or enforceability of this Lease, Landlord may, after notice to Tenant, undertake an investigation or otherwise become involved in the proceeding.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LANDLORD

11.1     Landlord hereby represents and warrants to Tenant as of the Effective Date as follows:

(a)     Authorization. Landlord represents and warrants that each person executing and delivering this Lease on Landlord’s behalf is duly authorized; that Landlord is duly organized, is qualified to do business in the jurisdiction in which the Premises is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Premises is located, and has the power and authority to enter into this Lease and to conduct its business in the manner being conducted; and that all action required to authorize Landlord and such person to enter into this Lease and to conduct its business in the manner being conducted has been duly taken.

(b)     No Consent or Approval. No consent or approval of any third party is required for Landlord to enter into and perform this Lease according to its terms.

(c)     OFAC Certification. Landlord is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the

September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

11.2     Landlord hereby covenants to Tenant that within twenty (20) Business Days after Landlord has knowledge of any litigation, threatened condemnation, or other proceeding related to or arising out of this Lease or the Premises, Landlord shall give written notice thereof to Tenant, and a copy of any documents pertaining to such proceeding as requested by Tenant. If and to the extent Tenant reasonably determines that such proceeding is reasonably likely to adversely affect the Premises or the validity or enforceability of this Lease, Tenant may, after notice to Landlord, undertake an investigation or otherwise become involved in the proceeding.

ARTICLE XII

INSPECTION

12.1     At all times, upon reasonable prior written notice to Tenant of at least 48 hours (except in the case of an emergency threatening imminent danger to persons or property), Tenant shall permit Landlord, any Lenders and their agents and representatives, to enter the Premises without charge therefor and without diminution of the rent payable by Tenant in order to examine, inspect or protect the Premises, or to exhibit the same to leasing brokers (during the last twelve (12) months of the Lease Term only), prospective tenants (during the last twelve (12) months of the Lease Term only), Lenders and potential purchasers. Landlord and such other persons shall exercise commercially reasonable efforts to minimize disruption to Tenant’s business operations in the Premises in connection with any such entry.

ARTICLE XIII

INSURANCE

13.1     Types and Amounts of Insurance Coverage. After Substantial Completion and throughout the remainder of the Lease Term, Tenant shall obtain and maintain the following types and amounts of insurance covering the interests in the Premises of Tenant, Landlord and any Lender (Landlord and Lender as additional insureds, as their interests may appear):

(a)     Commercial General Liability

(i)     Coverage:

(A)     Occurrence Form;

(B)     Contractual Liability - insuring the personal injury and property damage obligations assumed by the Tenant under this Lease and to meet Tenant’s indemnification obligations hereunder;

(C)     Premises and Operations Coverage;

(D)     Broad Form Property Damage Coverage;

(E)     Personal Injury Liability;

(F)     Independent Contractors Coverage;

(G)     Bodily Injury Coverage (including coverage for death); and

(H)     Including cross liability endorsement and a severability of interest provision.

(I)     Terrorism coverage for certified and non-certified acts of terrorism.

(ii)     Limits: Commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall Tenant maintain limits less than $1,000,000.00 combined single limit per occurrence, $1,000,000 personal advertising injury, $2,000,000 products completed operations, with a $2,000,000.00 general aggregate per location. Such coverage shall not have any deductible or self-insured retention. Such coverage shall include a waiver of subrogation in favor of Landlord.

(b)     Property, Equipment Breakdown and Business Interruption Coverage

(i)     Coverage:

(A)     All Risk property insurance covering the Building, Improvements, and all installations, additions, and improvements which may now or hereafter be erected hereon as well as Tenant’s personal property, including, without limitation, machinery, equipment, furniture & fixtures, goods, wares, merchandise, and improvements. The insurance shall be as provided under a “Special Causes of Loss” form endorsed to provide coverage for the perils of by hail, windstorm, named windstorm, water, sprinkler leakage, malicious mischief, vandalism, and certified and non-certified acts of terrorism (in an amount equal to full replacement cost for non-certified terrorism and no reduction of limits for certified terrorism). Such policy shall include coverage for earthquake, subsidence, ordinance or law, equipment breakdown, flood (including back-up of sewers and drains, seepage, and surface waters), extra expense, pollution cleanup for contamination as a result of a covered peril, and off-premises power interruption for both direct and indirect loss. All coverages and limits required herein shall be in amounts, form, and substance satisfactory to Landlord. If any portion of the Building or installations, additions, or improvements erected upon the Building is in a high hazard flood zone, as is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum limits available under the National Flood Insurance Program and $15,000,000 for the Building and any other property structure and/or contents thereon or such greater amount Landlord or Mortgagee may require, If Tenant’s insurance company is unable or unwilling to include any or all of the perils listed above, Tenant shall purchase coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy;

(B)     Demolition, debris removal, increased cost of construction (including coverage for undamaged portions of buildings) and Law and Ordinance;

(C)     All such policies waive any co-insurance provision, contain a Joint Loss Agreements if separate policies are issued;

(D)     EDP equipment coverage;

(E)     Business Interruption Coverage and Extra Expenses covering risk of loss due to the occurrence of any of the perils described in Section 13.1(b)(i)(A), (B) or (D) and to include off premises service interruption coverage for any such peril; and

(F)     In the event Tenant performs or causes a contractor to perform any repairs or alterations on the leased Premises, and said repairs or alterations are not covered under the All-Risk property policy required above, Tenant shall carry Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value of all work incorporated in the Premises and all materials and equipment in or about the leased Premises if the contractor is not carrying such insurance on a primary and non-contributory basis. If Tenant is causing the contractor to carry this insurance on a primary and non-contributory basis, Landlord and Mortgagee shall be added as loss payee to the policy(s)

(G)     Such policies and endorsements required herein shall contain deductibles/self-insured retentions not more than $25,000 per occurrence except that the earthquake and/or flood policy(ies) may be subject to deductibles/self-insured retentions otherwise reasonably acceptable to Landlord.

(ii)     Limits: Property and Equipment Breakdown Insurance shall be in an amount sufficient to (i) prevent any of Landlord, Tenant or any Lender from becoming co-insurers and (ii) be in an amount not less than that required to replace one hundred percent (100%) of the Building, real and personal property and Improvements and Fixtures installed on or about the Premises, all alterations and other contents of the Premises (including without limitation, Tenant’s trade fixtures, decorations, furnishing, equipment, machinery, goods, wares, merchandise, and personal property) and contain an agreed amount endorsement, all in amounts reasonably acceptable to Landlord.

Business Interruption and Extra Expense coverage shall be in minimum amounts typically carried by prudent tenants engaged in similar operations but in no event in a face amount less than the Rent due to Landlord, Impositions and operating income, payable by Tenant under this Lease for a period of eighteen (18) months following the insured-against peril. Such policy shall contain an extended period of indemnity endorsement providing that the continued loss will be insured until operations return to the levels required under this Lease, or the expiration of twelve (12) months from the date the Premises is repaired or replaced and operations are resumed, whichever occurs first, and notwithstanding that the policy may expire prior to the end of such period.

(c)     Comprehensive Automobile Liability

(i)     Coverage: Comprehensive Automobile Liability for all owned, non-owned and hired vehicles, including coverage for bodily injury and property damage;

(ii)     Limits: Automobile Liability insurance shall be in minimum amounts not less than $1,000,000.00 for each accident.

(d)     Workers Compensation and Employers Liability

(i)     Coverage:

(A)     All States Endorsement;

(B)     Employers Liability for Monopolistic States; and

(C)     All persons employed at the Premises to the extent required by the laws and statutes of the State in which such Premises is located, where the employee resides, and in which the services are being performed but in no event excluding executive officers, partners or sole proprietors.

(D)     Waiver of Subrogation Endorsement in favor of Landlord.

(ii)     Limits:

(A)     Coverage A – Statutory;

(B)     Coverage B (Employers Liability) $1,000,000 each accident, $1,000,000 disease – policy limit, $1,000,000 disease – each employee (provided that Tenant shall carry Employer’s Liability coverage with higher limits as required to satisfy any requirements of the umbrella coverage required under Section 13.1(e), below).

(e)     Umbrella/Excess liability coverage issued on a follow form basis with a per occurrence and annual aggregate limit of $10,000,000. Such coverage shall sit excess of the insurances required under 13.1(a), 13.1(c) and 13.1(d)(i)(B).

(f)     such other or further insurance, in such amounts and in such form, as is customarily obtained by owners of properties similarly located, constructed, occupied and maintained and is available at commercially reasonable rates, or as otherwise reasonably required by Landlord or any Mortgagee. Tenant agrees any insurance limits required herein are minimum limits only and not intended to restrict the liability imposed on Tenant.

13.2     Requirements of Insurance Coverage. All the insurance policies specified above shall meet the following requirements:

(a)     Be issued by a company that is licensed, authorized, qualified, or approved to do business in the jurisdiction in which the Premises is located, with a financial rating of A-:VIII or better by “Best’s Insurance Guide” that has been reasonably approved in advance by Landlord or by such other companies that Lender may approve.

(b)     As to the coverage required under Section 13.1(b) above, designate Landlord’s Lender(s) as a mortgagee with a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement and Landlord as Loss Payee, provided that Landlord and Landlord’s Lender(s) shall have no interest in Business Interruption Coverage hereunder in excess of the amount necessary to discharge Tenant’s obligations under this Lease as and when due;

(c)     As to the coverage required under Section 13.1(a), 13.1(c), 13.1(e) above, designate Landlord Parties and Landlord’s Lender(s) and all other parties otherwise designated from time by Landlord as additional insureds;

(d)     Provide that Tenant’s insurers waive all right of recovery by way of subrogation against Landlord and Lenders and their respective partners, agents, employees, and representatives, in connection with any loss or damage covered by any liability, property and workers’ compensation insurance policy required herein;

(e)     Be reasonably acceptable in form and content to Landlord;

(f)     Be primary and non-contributory over any other valid and collectible insurance available to Landlord and non-contributory; and

(g)     Contain an endorsement prohibiting cancellation or failure to renew, without the insurer first giving each Lender and Landlord at least thirty (30) days’ prior written notice (or ten (10) days for failure to pay premium) of such proposed action.

At all times during which maintenance, repairs or alterations are being made with respect to the Premises, Tenant shall require via written contract any and all contractors performing work for Tenant on the Premises to carry Commercial General Liability insurance, Umbrella Liability insurance, Automobile Liability insurance, Employer’s Liability insurance, and Worker’s Compensation insurance for the benefit of Tenant, Landlord and any Lender(s) of Landlord equivalent to those standard in the industry but in no event less than the primary Commercial General Liability, Automobile Liability and Workers Compensation limits, coverages and terms required for Tenant herein. Tenant shall cause all such contractors to include Landlord Parties and, if applicable, Landlord’s Lender as additional insureds and waive all rights of subrogation against such parties for any liability and workers’ compensation claims they incur in relation to work performed. Tenant shall maintain all such contractors certificates of insurance, ensure they are current, and provide to Landlord upon request.

13.3     Other Provisions. No policy shall provide for a deductible or self-insured retention in excess of $25,000 unless otherwise approved by Landlord. Tenant agrees to pay the amount of such deductibles in the event of a claim and any claim or loss that falls below any deductible will be the Tenant’s sole responsibility to pay.enant shall be responsible for all claims and losses falling below the deductible. Landlord and Landlord’s Lender reserve the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance provided Landlord demonstrates that it is customary for owners or tenants of comparable properties being used for similar purposes in the vicinity of the Premises to carry insurance of such higher minimum amounts or of such different types. Prior to the Effective Date of the Lease and at least annually thereafter, Tenant shall deliver to Landlord certificates (including Acord Forms 25 and 28 or other equivalents as requested by Landlord) providing evidence satisfactory to Landlord that all such insurance coverage required pursuant to this Article is in full force and effect provided, however, if a claim is made or threatened against the policies required to be maintained hereunder, Tenant shall, within ten (10) days after such claim is made or threatened, deliver to Landlord a copy of the relevant policy(ies). If any Tenant insurance policy is renewed at any time during the course of this Lease, Tenant shall furnish to Landlord, no less than fifteen (15) days prior to its expiration date, a certificate satisfactory to Landlord evidencing such renewal of expiring policies and proof that the renewal premium has been paid. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. Landlord makes no representation that the limits or forms of coverage of insurance specified in this Article XIII are adequate to cover Tenant’s property or obligations under this Lease. Tenant shall have the right to maintain the insurance coverages set forth in this Article under a blanket insurance policy covering other premises owned or operated by Tenant, provided that (x) the policies insuring the Premises comply with the coverages to the full extent required by this Article and (y) such coverage for the Premises shall not be diminished for any reason whatsoever (including without limitation a claim made with respect to any other premises) during the Lease Term, and (z) such blanket insurance policy shall specifically allocate to the real and personal property the amount of coverage required by this Lease or shall otherwise provide the same protection as would a separate policy. Notwithstanding anything to the contrary contained herein, in the event Tenant fails to satisfy the requirements of this Article XIII following written notice thereof from Landlord and the expiration of ten (10) Business Days within which to provide such insurance, Landlord shall have the right, but not the obligation, upon concurrent notice to Landlord to perform Tenant’s obligations hereunder with respect to the maintenance of insurance and to charge Tenant as Additional Rent for all reasonable costs and expenses incurred in connection therewith, including, but not limited to, all insurance premiums owed to the company that issues the insurance. Tenant shall not carry separate or additional insurance effecting the coverage described in this Article XIII, concurrent in form and contributing in the event of any loss or damage to the Premises with any insurance required to be obtained by Tenant under this Lease, unless such separate or additional insurance shall comply with and conform to all of the provisions and conditions of this Article. Tenant shall promptly give notice to Landlord of such separate or additional insurance. Landlord may carry property insurance as required in Section 13.1 (b) (i) (A) (B) and (D) for the Building (exclusive of Tenant’s personal property) on a primary and non-contributory basis.

13.4     Waiver of Subrogation. Landlord and Tenant each hereby releases and relieves the other, and waives its entire right of recovery against the other, for direct or consequential loss or damage arising out of or related to any accident covered by property insurance (or self-insurance or deductible, as applicable) carried by either Landlord or Tenant (or required to be carried by such Parties hereunder), agents, employees, contractors and/or invitees, whether or not due to the negligence of the other Party or its agents, employees, contractors and/or invitees.

13.5     Landlord’s Insurance during the Construction Term. Beginning on the Effective Date and at all times during the Construction Term, (i) Landlord shall obtain and maintain or cause to be purchased and maintained the following types and amounts of insurance covering the interests of the Premises of Tenant, Landlord and any Lender: Builder’s Risk insurance covering 100% replacement cost value of the Premises and (ii) Landlord shall carry and maintain or cause to be purchased and maintained adequate Commercial General Liability insurance for the benefit of Tenant, Landlord and any Lender(s) of Landlord.

All the insurance policies specified above shall meet the following requirements:

(a)     Be issued by a company that is licensed, authorized, or approved to do business in the jurisdiction in which the Premises is located, that has been reasonably approved in advance by Tenant;

(b)     Be primary over any other valid and collectible insurance and non-contributory;

(c)     Contain an endorsement for cross liability and severability of interests; and

(d)     Contain an endorsement prohibiting cancellation or failure to renew, without the insurer first giving Tenant at least thirty (30) days’ prior written notice (or ten (10) days for failure to pay premium) of such proposed action.

13.6     Landlord Insurance. Landlord shall, at Tenant’s expense, maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of two million dollars ($2,000,000.00) provided, however, that Landlord’s insurance coverage shall not be the primary coverage.

ARTICLE XIV

LIABILITY AND INDEMNIFICATION

14.1     Liability Limitations. Except with respect to the fraudulent acts, gross negligence or willful misconduct of Landlord and Landlord’s obligation to indemnify Tenant as contained in Sections 6.3 and 14.5 hereof, none of the Landlord Parties and Lenders shall have liability for, and shall not assume any liability or responsibility with respect, to the conduct or operation of the business to be conducted on the Premises. Any motor vehicles, parts, goods, furnishings, fixtures, property or personal effects placed or stored in or about the Premises shall be at the sole risk of Tenant, and none of the Landlord Parties shall be responsible or liable for such property. Neither Landlord, the Developer Parties, nor Tenant shall have liability for any claim of loss of business or interruption of operations, or any consequential damages or indirect losses whatsoever, except as otherwise specifically provided in this Lease.

14.2     Risk of Loss for Tenant’s Property. Any motor vehicles, parts, goods, furnishings, fixtures, property or personal effects placed or stored in or about the Premises shall be at the sole risk of Tenant, and except in the case of its or their gross negligence or willful misconduct, none of the Landlord Parties shall be responsible or liable for such property.

14.3     Indemnification of Landlord by Tenant. Subject to the provisions of Section 13.4 above, and except to the extent caused by or resulting from the negligence or willful misconduct of any Landlord Parties, Tenant shall indemnify, defend upon request and hold harmless the Landlord Parties and Lenders from and against, all demands, causes of action, judgments, costs, damages (including punitive and consequential damages), claims, liabilities, expenses (including reasonable attorneys’ fees, disbursements and actual costs), losses, penalties and court costs suffered by or claimed against any of them (whether arising from events prior or subsequent to the Effective Date), directly or indirectly, to the extent based on or arising out of, in whole or in part, the following matters: (a) the use, condition, operation, maintenance, repair, alteration, and occupancy of the Premises or the business conducted therein or therefrom, (b) any act or omission of Tenant or Tenant Parties in, upon, about or directly related to the Premises, or any negligence or willful misconduct of Tenant or Tenant Parties regardless of location, (c) any uncured violation by Tenant, its employees, agents or contractors, of the provisions of Section 6.3 hereof, (d) any breach, violation or nonperformance by Tenant (or violation by any person claiming under Tenant or Invitees) of any of the terms, provisions, representations, warranties, covenants or conditions of this Lease on Tenant’s part to be performed, including without limitation, the failure to comply with Laws, (e) easements or other agreements entered into by Landlord in its capacity as owner of the Premises at the request of Tenant following the Effective Date, and (f) any accident, injury, death or damage to the person, property or business of Tenant or Invitees, or any other person that shall happen at, in, upon, or arising out of the Premises, however occurring. Landlord need not have first paid any such claim to be so indemnified and held harmless by Tenant. Tenant, upon written notice from Landlord, shall defend any claim against Landlord for which Tenant has indemnified Landlord at Tenant’s sole expense, using legal counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Tenant’s indemnity obligations under this Section 14.3 and elsewhere in this Lease arising prior to the termination of this Lease shall survive such termination.

14.4     No Liability Accruing Subsequent to Transfer. Neither Landlord nor any successor Landlord shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such Landlord was not the owner of the Premises, except to the extent that such event or condition is a then-continuing Landlord default hereunder as of the date of transfer to the successor Landlord, in which case such successor Landlord shall be obligated to cure such then-continuing Landlord default. Within ten (10) Business Days after request, Tenant shall attorn to any new Landlord and execute, acknowledge and deliver any reasonable document submitted to Tenant confirming such attornment contemporaneously with the execution and delivery by the new Landlord of a non-disturbance agreement reasonably acceptable to Tenant.

14.5     Indemnification of Tenant by Landlord. In addition to the indemnity provided by Landlord to Tenant in Section 6.3(f) hereof, subject to the provisions of Section 13.4 above, and except to the extent caused by or resulting from the negligence or willful misconduct of any Tenant Parties (defined below), Landlord shall indemnify, defend upon request and hold harmless Tenant, its Affiliates, partners, officers, directors, members, trustees, employees and agents (collectively, including Tenant, the “Tenant Parties”) from and against, all demands, causes of action, judgments, costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees, disbursements and actual costs), losses, penalties and court costs suffered by or claimed against any of them, directly or indirectly, to the extent based on or arising out of, in whole or in part, the fraudulent acts, negligence or intentional misconduct of Landlord or its employees, agents or contractors and any breach, violation or nonperformance by Landlord or Landlord Parties of any of the terms, provisions, representations, warranties, covenants or conditions of this Lease. Tenant need not have first paid any such claim to be so indemnified and held harmless by Landlord. Landlord, upon written notice from Tenant, shall defend any claim against Tenant for which Landlord has indemnified Tenant at Landlord’s sole expense, using legal counsel reasonably satisfactory to Tenant and Tenant shall cooperate with Landlord in such defense. Landlord’s indemnity obligations under this Section 14.5 and elsewhere in this Lease arising prior to the termination of this Lease shall survive such termination.

14.6     Landlord’s Liability Limited to Landlord’s Interest. If Tenant or its Invitees are awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Premises, including Landlord’s right to receive rents, profits, royalties, insurance and condemnation proceeds arising therefrom. No other asset of Landlord, any partner, director, member, officer or trustee of Landlord or any other person or entity shall be available to satisfy or be subject to such judgment, nor shall any such individual or other person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any such individual.

14.7     Tenant’s Remedies. Except as otherwise expressly set forth herein, (i) Tenant shall not have the right to set off, recoup, abate or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any Base Rent or other sum payable to Landlord and (ii) Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

ARTICLE XV

DAMAGE OR DESTRUCTION; RESTORATION OBLIGATIONS

15.1     If the Improvements located on the Premises are totally or partially damaged or destroyed, whether due to casualty, Partial Taking or otherwise, then promptly after such damage or destruction, Landlord shall repair, rebuild or restore all damaged improvements on or about the Premises, to the extent of insurance proceeds received by Landlord, so as to make the Premises substantially similar to the condition the same were in prior to such damage or destruction, and at least equal in value to the Premises existing immediately prior to such damage or destruction. All such repair, rebuilding or restoration shall be at Landlord’s expense but subject to and limited by its receipt of insurance (or self-insurance) proceeds. Tenant will assign to Landlord and/or Lenders the net proceeds of any fire or other casualty insurance paid to Tenant under the insurance required to be maintained by Tenant pursuant to Article XIII of this Lease after deduction of any actual costs incurred in connection with the collection thereof, including reasonable attorneys’ fees, and Tenant shall execute and deliver all documents necessary to cause such payment to be made (or if Tenant has elected to self-insure, then Tenant shall pay directly to Landlord upon Landlord’s written request the full amount that any third-party insurer would be required to pay under a policy issued in accordance with the terms of this Lease). Tenant shall also pay to Landlord the amount of any deductible. Landlord shall deliver to Tenant for Tenant’s reasonable approval the plans and specifications, as well as a schedule setting forth the estimated schedule for completion of such work. Upon Tenant’s approval thereof, Landlord will begin such repairs, rebuilding or restoration and will prosecute the same to completion with diligence. Tenant and its architects and engineers shall have the right, at Tenant’s expense, to conduct reasonable inspections of the Premises from time to time during such repair, rebuilding and restoration. In no event shall any damage or destruction allow Tenant to abate the payment of Base Rent or Additional Rent or terminate this Lease, except as provided in Section 16.5 of this Lease. Notwithstanding the foregoing, (i) if the Premises are damaged or destroyed by fire or other casualty within the final twelve (12) months of the Lease Term or any Renewal Term, or (ii) in the event that Landlord’s estimate of the time to complete the repair and/or restoration to the damaged or destroyed portion of the Premises exceeds eighteen (18) months following the settlement of any insurance claims and the insurance company making sufficient restoration funds available for use, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after (i) the date of such damage or destruction if such casualty occurs in the final twelve (12) months of the Lease Term or any Renewal Term or (ii) the date of Landlord’s estimate if such estimate of time to complete repair and/or restoration exceeds eighteen (18) months. If this Lease is terminated under the preceding sentence, all insurance proceeds in consideration of the Premises shall be paid to Landlord, and Tenant shall execute and deliver all documents necessary to cause such payment to be made (which obligation of Tenant shall survive termination of this Lease). In addition, in the event this Lease is terminated as permitted in this Section 15 and a claim(s) has not been made against Tenant’s insurance carrier(s), Tenant agrees to assign to Landlord all rights to make claims under any such insurance policies.

ARTICLE XVI

CONDEMNATION

16.1     Total Taking. If all of the Premises or occupancy thereof shall be permanently taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (a “Total Taking”), then this Lease shall terminate on the date that title to the Premises vests in such authority, and Base Rent and Impositions shall be apportioned as of such date. If less than all of the Premises or occupancy thereof is permanently condemned, but such partial condemnation affects fifteen percent (15%) or more of the total square footage of the Building, and as a result of such partial condemnation Tenant in its reasonable discretion determines that it is unable to conduct its normal business operations from the Premises, then Tenant shall have the right to elect to terminate this Lease upon written notice thereof to Landlord within thirty (30) days after Tenant receives notice of such taking (if Tenant so elects, a “Termination Taking”). In the event of a Termination Taking, then this Lease shall terminate on the date that title to the portion of the Premises taken vests in such authority, and Base Rent and Impositions shall be apportioned as of such date. A condemnation shall be deemed to be permanent if lasting for a period in excess of twelve (12) consecutive calendar months. In the event of a Termination Taking, then this Lease shall terminate on the date that title to the portion of the Premises taken vests in such authority, and Base Rent shall be apportioned as of such date. A condemnation shall be deemed to be permanent if lasting for a period in excess of twelve (12) consecutive calendar months.

16.2     Partial Taking. If less than the entire Premises or occupancy thereof is permanently condemned and such partial condemnation affects less than fifteen percent (15%) of the total square footage of the Building, or if Tenant has the right to elect to terminate under Section 16.1 above and does not make the election (a “Partial Taking”), then this Lease shall remain in full force and effect, there shall be no abatement of Base Rent or Additional Rent except for an adjustment to Base Rent as provided in Section 16.5 and Tenant shall comply with the provisions of Article XV of this Lease.

16.3     Temporary Taking. If all or any portion of the Premises is condemned for a period of twelve (12) consecutive calendar months or less, the Lease shall remain in full force and effect and there shall be no abatement of Base Rent or Additional Rent notwithstanding such condemnation. The amount of any award, damages and other compensation (the “Awards”) paid on account of a temporary taking, net of Landlord’s reasonable out-of-pocket expenses in obtaining the same, for such temporary taking allocable to the Lease Term, shall be paid to Tenant.

16.4     Awards. In the event of a Total Taking, a Termination Taking or a Partial Taking, all Awards shall belong to Landlord, and Tenant assigns to Landlord all rights to such Awards, subject to Section 16.2 and Article XV of this Lease in the event of restoration after a Partial Taking. Tenant shall not make any claim against Landlord or such authority for any portion of such Awards attributable to damage to the Premises, value of the unexpired portion of the Lease Term or any renewal thereof, loss of goodwill, leasehold improvements, consequential damages to the Premises not taken, or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for loss of business, relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense (whether prior to or following the Commencement Date) and which Tenant is entitled, pursuant to this Lease, to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the Awards payable to or recoverable by Landlord in connection with such taking, unless notwithstanding Tenant’s pursuit of a separate claim, the condemning authority shall make only one (1) Award in which case Tenant’s claim may diminish the Awards payable to or recoverable by Landlord in connection with such taking, but in no event below the amount necessary to pay any Lenders in full all principal, interest and other fees and expenses due under its Mortgage.

16.5     Partial Taking Base Rent Abatement. In the event of a Partial Taking, this Lease shall remain unaffected by such taking except that, following Landlord’s receipt of the Award and completion of the restoration in accordance with Article XV hereof, the Base Rent shall be reduced in the proportion which the square footage of the Building so taken and not restored bears to the square footage of such Building immediately prior to the taking.

ARTICLE XVII

DEFAULT

17.1     Events of Default. Each of the following shall constitute an “Event of Default”:

(a)     Tenant’s failure to make when due any payment of the Base Rent, Additional Rent or other sum, which failure continues for ten (10) days after Landlord provides written notice (in accordance with Section 25.4 below) thereof to Tenant; provided however that Tenant shall not be entitled to notice or an opportunity to cure a third or subsequent payment failure in any Lease Year after Landlord has given two (2) written notices in such Lease Year, and such third or subsequent payment failure shall be an Event of Default without notice or opportunity to cure;

(b)     Tenant’s failure to perform or observe any non-monetary covenant or condition of this Lease not otherwise specifically described in this Section 17.1, which failure continues for thirty (30) days after Landlord provides written notice thereof to Tenant, unless the cure of such non-monetary covenant or condition of this Lease, by its nature, requires more than thirty (30) days in which to cure, in which case Tenant shall not be in default so long as it commences a cure within thirty (30) days after its receipt of Landlord’s notice and diligently prosecutes the cure at all times thereafter;

(c)     an Event of Insolvency;

(d)     [Intentionally Deleted];

(e)     any Sublease or Assignment without the prior written consent of Landlord, to the extent such consent is required by the terms of this Lease;

(f)     any representation, warranty or certification made by Tenant under this Lease is incorrect in any material respect when made;

(g)     any failure to maintain the insurance required pursuant to Article XIII, which failure continues for five (5) Business Days after Landlord provides written notice thereof to Tenant; and

(h)     [Intentionally Deleted].

(i)     any failure to execute and deliver an estoppel certificate, subordination, non-disturbance and attornment agreement or financial statements, in each case for more than ten (10) Business Days after written notice from Landlord to Tenant.

17.2     Landlord’s Remedies. From and after an Event of Default, the provisions of this Section 17.2 shall apply.

(a)     Landlord shall have the right, at its sole option, to terminate this Lease. In addition, if and only if the Event of Default shall be a Monetary Default, with or without terminating this Lease, Landlord may lawfully re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and to the extent permitted by law, Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate the Lease unless a written notice of such intention is given by Landlord to Tenant at the time of such re-entry.

(b)     So long as an Event of Default remains uncured, whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to suspend Tenant’s right to exercise any right of renewal contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion, provided that if the Event of Default is subsequently cured by Tenant, then any such right of renewal contained in this Lease shall be reinstated.

(c)     Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, Additional Rent, damages or other sum which may be due or sustained prior to such Event of Default, and for all costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees and costs, brokerage fees, expenses incurred in enforcing any of Tenant’s obligations under this Lease or in placing the Premises in good rentable condition and any concessions or allowances granted by Landlord to Tenant) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time plus other actual damages suffered or incurred by Landlord on account of such Event of Default.

(d)     Tenant also shall be liable for additional damages which at Landlord’s election shall be either one or a combination of the following:

(i)     To the extent permitted by law, an amount equal to the Base Rent and Additional Rent due or which would have become due from the date of such Event of Default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following such Event of Default and continuing until the date on which the Lease Term would have expired but for such Event of Default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, Additional Rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or

(ii)     To the extent permitted by law, an amount equal to the present value of (A) the sum of all Base Rent, Additional Rent and other sums due or which would be due and payable under this Lease as of the date of such Event of Default through the end of the scheduled Lease Term, plus (B) all costs, expenses and lost rents incurred by Landlord pursuant to Section 17.2(c) hereof, including, without limitation attorneys’ fees, brokers’ commissions and maintenance or capital improvements, less (C) the fair market rental value of the Premises which would be due and payable under this Lease as of the date of such Event of Default through the end of the scheduled Lease Term, reduced to present value. The present value shall be calculated using a discount factor equal to the yield of the United States Treasury Note or Bill, as appropriate, having a maturity period approximately commensurate to the remainder of the Lease Term, and such resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability for payment of Base Rent and Additional Rent under this Lease with respect to the period after the date of such payment. Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred.

(e)     In the event Landlord relets the Premises for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated in the period extending beyond the scheduled expiration of the Lease Term (collectively, the “Extra Rent”) against Landlord’s damages. Similarly any brokerage commissions or upfitting expenses paid by Landlord in connection therewith shall be amortized over the term of the new lease and only the portion of those commissions and expenses allocable to the scheduled Lease Term shall be recoverable from Tenant.

(f)     The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid Base Rent and Additional Rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession. If the calculation of damages under any of the formulas set forth above produces a negative number, the result of that calculation shall be deemed to be zero, and, notwithstanding the result of such calculation, Tenant shall not share any amount of benefit that may be derived by Landlord as a result of an Event of Default and the exercise by Landlord of its remedies for such Event of Default. Notwithstanding any provision in this Article XVII to the contrary, Landlord shall have the duty to mitigate its damages following any Event of Default.

17.3     Tenant Waiver. To the extent permitted by law, Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided.

17.4     Landlord’s Rights Cumulative. All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of said party’s rights or remedies or obligations shall constitute a waiver of any such rights, remedies or obligations. Landlord or Tenant shall not be deemed to have waived any Event of Default unless such waiver expressly is set forth in a written instrument signed by the waiving party. If Landlord or Tenant waives in writing any Event of Default, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. Landlord’s acceptance of partial rent does not waive any breach of this Lease by Tenant.

17.5     Accord and Satisfaction. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

17.6     Default Rate. If Tenant fails to do any act herein required to be done by Tenant within any applicable notice and grace period, then Landlord may, but shall not be required to, do such act. The taking of such action by Landlord shall not be considered a cure of such Event of Default or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such Event of Default. If Landlord elects to do such act, then all expenses incurred by Landlord, plus interest thereon at a rate (the “Default Rate”) equal to the lesser of one (1.0%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate = 12%) and the highest rate permitted by applicable law, shall constitute Additional Rent due hereunder.

17.7     Joint and Several Liability. If more than one person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

17.8     Landlord Default. If Landlord shall fail to perform any of its obligations when and as due under this Lease (a “breach” or “default”), and if such default continues for a period of more than thirty (30) days after written notice from Tenant specifying such default (or as to any default which is reasonably curable but requires more than thirty (30) days to remedy, then if such default continues for such longer period as is reasonably required to cure the same, provided that such cure is commenced promptly and pursued diligently), Tenant, as its sole and exclusive remedy, may cure such default on Landlord’s behalf. Landlord shall reimburse Tenant for the reasonable costs of such cure as evidenced by invoices therefor, together with interest thereon at the Default Rate, within thirty (30) days after written request. If Landlord fails to pay such amounts within such thirty (30) day period, Tenant may offset such amounts against up to thirty (30%) of the succeeding months’ installments of Base Rent due and payable by Tenant to Landlord until repaid.

Notwithstanding the foregoing, prior to exercising any remedy above, Tenant will give any Lender which has furnished Tenant with written notice of its identity and address written notification of Landlord’s default and shall afford such Lender a reasonable period to cure said default on behalf of Landlord, not to exceed sixty (60) days from the date Lender receives such notice.

ARTICLE XVIII

BANKRUPTCY

18.1     Events of Bankruptcy. An “Event of Insolvency” is the occurrence with respect to Tenant of any of the following: (a) becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state or foreign jurisdiction (the “Insolvency Laws”); (b) the earlier to occur of either (i) the filing of a petition for the appointment of a receiver or custodian or (ii) the institution of a foreclosure, replevin or attachment action upon any material property of such entity or person; (c) filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws or the admission in writing of its inability to pay debts generally as they become due; (d) filing of an involuntary petition against such entity or person as the alleged debtor under the Bankruptcy Code or Insolvency Laws which either (i) is not dismissed within sixty (60) days after filing, or (ii) results in the issuance of an order for relief against the alleged debtor; or (e) making or consenting to an assignment for the benefit of creditors or a composition of creditors.

18.2     Remedies. During an Event of Insolvency, Landlord shall have all rights and remedies available pursuant to Article XVII; provided, however, that while a case (the “Case”) in which Tenant is the alleged debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assume and assign this Lease pursuant to the Bankruptcy Code as follows:

(a)     Subject to the provisions of the Bankruptcy Code and the judicial enforcement thereof, after the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code;

(b)     Subject to the provisions of the Bankruptcy Code and the judicial enforcement thereof, any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption;

(c)     Subject to the provisions of the Bankruptcy Code and the judicial enforcement thereof, Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all Events of Default under this Lease, (ii) compensates Landlord for damages incurred as a result of such Events of Default, (iii) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (iv) complies with all other requirements of the Bankruptcy Code;

(d)     Subject to the provisions of the Bankruptcy Code and the judicial enforcement thereof, if Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XVII;

(e)     Subject to the provisions of the Bankruptcy Code and the judicial enforcement thereof, Landlord and Tenant acknowledge and agree that adequate assurance of future performance shall require, among other things, that the following minimum criteria (which Landlord and Tenant agree are commercially reasonable) be met:

(i)     Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of Base Rent) in advance of the performance or provision of such services;

(ii)     Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted;

(iii)     Trustee must comply with all duties and obligations of Tenant under this Lease;

(iv)     the financial condition and operating performance of the proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of the Tenant as of the Effective Date; and

(v)     all assurances of future performance specified in the Bankruptcy Code must be provided.

ARTICLE XIX

SUBORDINATION

19.1     Subordination and Non-Disturbance. This Lease is subject and subordinate to the lien, provisions, operation and effect of any Mortgage, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. A Lender holding a Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holder of any superior Mortgage with respect to the Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver, within ten (10)

Business Days after written request, all documents reasonably required by such Lender in confirmation thereof. With respect to each Mortgage, Landlord shall obtain from each Lender, for the benefit of both Tenant and Lender, a commercially reasonable subordination, non-disturbance and attornment agreement, which shall provide in part that so long as Tenant is not in default hereunder, Tenant’s leasehold estate, use, possession, tenancy rights, options and occupancy under this Lease shall remain undisturbed and shall survive any foreclosure or similar action by Lenders and Tenant shall execute any such agreement within ten (10) Business days after request, provided that with respect to any Mortgage existing on the Effective Date, it shall be a condition to Tenant’s performance hereunder that on or prior to the date that is thirty (30) days after the Effective Date, Tenant and the Lender under any such Mortgage shall have entered into and recorded in the Mecklenburg County Public Registry a commercially reasonable subordination, non-disturbance and attornment agreement, which shall provide in part that so long as Tenant is not in default hereunder, Tenant’s leasehold estate, use, possession, tenancy rights, options and occupancy under this Lease shall remain undisturbed and shall survive any foreclosure or similar action by Lender.

19.2     Attornment. Upon any transfer of the Premises or Landlord’s interest therein by foreclosure, by deed in lieu of foreclosure, an assignment of lease in lieu of foreclosure or other appropriate means or by the transferee following such initial transfer, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Upon any such attornment, such transferee shall not be (a) bound by any payment of the Base Rent or Additional Rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (b) bound by any amendment of this Lease made without the written consent of any Lender existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer, including the complete and satisfactory cure of any continuing defaults under the Lease, unless by their nature such defaults are incapable of being cured by the successor landlord.

19.3     Lender Cure Rights. If (a) the Premises are at any time subject to a Mortgage, (b) this Lease and rent payable hereunder is assigned to the Lender, and (c) Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or enforce any rights hereunder for any default on the part of the Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to the Lender (provided Tenant has been given written notice of the name and address of such Lender), specifying the default in reasonable detail, and affording such Lender a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord, except that (i) such Lender shall have at least thirty (30) days to cure the default; and (ii) if such default cannot be cured with reasonable diligence and continuity within thirty (30) days, and (x) if such Lender has promptly and diligently commenced such cure within such thirty (30) days and continues to diligently pursue same, such Lender shall have such additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity or (y) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by such Lender, as long as such Lender, in good faith, shall have notified Tenant such Lender intends to institute proceedings under the Mortgage, as the case may be, and, thereafter, as long as such proceedings shall have been instituted and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence. In the event of the termination of this Lease by reason of any default, upon such Lender’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Lender or its designee or nominee a new lease of the Premises for the remainder of the Term of the Lease upon all of the terms, covenants and conditions of this Lease. Neither such Lender nor its designee or nominee shall become liable under the Lease unless and until such Lender or its designee or nominee becomes, and then only for so long as such Lender or its designee or nominee remains, the fee owner of the Premises. Lender shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of such Mortgage. If more than one such Lender makes a written request to Landlord to cure the default, the Lender making the request whose lien is the most senior shall have such right.

ARTICLE XX

END OF LEASE TERM; HOLDING OVER

20.1     Condition of Premises. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall: (a) surrender possession of the Premises in as good condition and repair as received and free of debris, subject to normal wear and tear, provided that Tenant has fully complied with its maintenance, repair and replacement obligations in Article VIII of this Lease, (b) ensure that all signs, furnishings, furniture, and personal property owned by Tenant have been removed from the Premises, (c) ensure that any damage caused by such removal has been repaired in a good and workmanlike manner, and (d) deliver to Landlord all keys and security cards to the Premises and the improvements thereon, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

20.2     Abandoned Property. If Tenant shall fail to remove any items from the Premises as specified above, then Landlord may retain the same or remove such property at Tenant’s expense, and Tenant shall reimburse Landlords’ reasonable expenses therefore upon demand. All property removed from the Premises by Landlord may be handled, discarded or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping for such property. All such property shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

20.3     Hold Over. Tenant (nor anyone claiming through Tenant) shall not acquire any right or interest in the Premises by remaining in possession after the expiration or earlier termination of this Lease. If Tenant continues to occupy the Premises after the last day of the term hereof or after the last day of any renewal or extension of the term hereof and Landlord elects to accept rent thereafter, a monthly tenancy terminable at will by either party on not less than thirty (30) days written notice shall be created; such monthly tenancy shall be on the terms and conditions set forth in this Lease and in this Section 20.3 specifically. In connection with Tenant’s holdover, (i) for the first ninety (90) days of Tenant’s hold over the Base Rent payable by Tenant hereunder shall be increased to equal one hundred fifteen percent (115%) of the Base Rent payable during the last thirty (30) days of the Lease Term, (ii) for the following ninety (90) days of Tenant’s hold over the Base Rent payable by Tenant hereunder shall be increased to equal one hundred twenty-five percent (125%) of the Base Rent payable during the last thirty (30) days of the Lease Term, and (iii) commencing on the third ninety (90) day period of Tenant’s hold over and continuing throughout the remainder of Tenant’s hold over the Base Rent payable by Tenant hereunder shall be increased to equal one hundred fifty percent (150%) of the Base Rent payable during the last thirty (30) days of the Lease Term. During any hold over by Tenant, Tenant shall pay one hundred percent (100%) of Additional Rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord and paid by Tenant on the first day of each calendar month thereafter until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies contained herein, including Landlord’s right to evict Tenant and to recover all damages in accordance with the provisions of Section 17.2 hereof. Notwithstanding the foregoing, in the event that Landlord and Tenant are in good faith negotiations to extend the Lease Term, then for the first ninety (90) days of Tenant’s hold over in the Premises, Tenant shall continue to pay Base Rent equal to the Base Rent obligation due and payable during the last month of the Lease Term, and the time periods specified above related to an increase in Base Rent during Tenant’s hold over shall not commence until such time as Landlord and Tenant have ceased to negotiate in good faith for an extension of the Lease Term. Notwithstanding anything contained in this Section 20.3 to the contrary, if during any holdover period Landlord has given Tenant ninety (90) days’ written notice that Landlord has a new tenant for the Premises, and Tenant does not vacate and surrender the Premises in accordance with this Lease upon or prior to the expiration of such ninety (90) days following receipt of notice from Landlord, then Tenant shall be liable for all damages (actual and consequential, if any) proximately caused by its continued possession of the Premises provided, however, that the requirement for Landlord to give such notice to Tenant shall not serve to extend the term of this Lease or modify any other provision set forth in this Section 20.3. The provisions of this Section 20.3 shall survive the termination or expiration of this Lease.

ARTICLE XXI

QUIET ENJOYMENT

21.1     Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, within applicable notice and grace periods, then, subject to Permitted Exceptions and any Migration Event, the provisions of this Lease, and all applicable Laws, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party whomsoever.

ARTICLE XXII

OPTIONS TO EXTEND LEASE TERM; RENT

22.1     Renewal Rights. Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the Lease Term for four (4) successive terms of five (5)

years each. If exercised, and if the conditions applicable thereto have been satisfied, the first renewal of the Lease Term (the “First Renewal Term”) shall commence immediately following the end of the initial Lease Term provided in Section 1.14 of this Lease. The second and successive renewal terms (each, a “Renewal Term” and, collectively, the “Renewal Terms”) shall commence immediately following the end of the prior Renewal Term. The rights of renewal herein granted shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a)     Tenant shall exercise its right of renewal with respect to a Renewal Term by giving Landlord irrevocable written notice (the “Renewal Notice”) thereof not later than thirteen (13) months prior to the expiration of the then-current Lease Term. In the event that Tenant fails to provide a Renewal Notice to Landlord, Landlord shall provide written notice to Tenant of such failure. Tenant shall have an additional thirty (30) days from receipt of such notice to provide its Renewal Notice to Landlord.

(b)     All terms and conditions of this Lease, including without limitation, all provisions governing the payment of Additional Rent, shall remain in full force and effect during the Renewal Terms, except that, commencing on the first day of the each Renewal Term, the Base Rent shall be adjusted to equal to ninety-five percent (95%) of the fair market rental rate of the Premises, but in no event less than 102% of the Base Rent during the immediately preceding Lease Year to the commencement of the Renewal Term. Within thirty (30) days after its receipt of Tenant’s Renewal Notice, Landlord shall submit to Tenant Landlord’s written good faith estimate of the fair market rental rate for the Renewal Term. On or prior to the thirtieth (30) day following the date on which Landlord delivers the written notice to Tenant provided for in this Paragraph, Tenant shall deliver a written notice to Landlord in which Tenant either (a) shall accept Landlord’s good faith estimate of the fair market rental rate for the Renewal Term, or (b) shall reject Landlord’s good faith estimate and submit its own good faith estimate of the fair market rental rate for the Renewal Term. If Tenant accepts Landlord’s good faith estimate, Landlord’s determination of the fair market rental rate for the Renewal Term shall be the Base Rent due and payable for the Premises for the Renewal Term. If Tenant offers its own good faith estimate of the fair market rental rate for the Renewal Term (each of Landlord’s and Tenant’s good faith estimates being herein referred to as a “Preliminary Renewal Term Estimate”), Landlord and Tenant, during the sixty (60)-day period (the “Renewal Option Negotiation Period”) following the date on which Landlord receives Tenant’s written notice required pursuant to this Paragraph, shall negotiate in good faith to reach a mutually acceptable determination of the fair market rental rate for the Renewal Term. If Tenant shall fail to deliver its written notice either accepting Landlord’s Preliminary Renewal Term Estimate or offering Tenant’s own Preliminary Renewal Term Estimate, Tenant shall be deemed to have rejected Landlord’s Preliminary Renewal Term Estimate. If Landlord and Tenant, by the expiration of the Renewal Option Negotiation Period, shall have not reached a mutually acceptable determination of the Fair Market Rental Value for the Renewal Term, evidenced by a written instrument executed by both Landlord and Tenant, Tenant shall have the right, by delivering written notice to Landlord of its election within the five (5) Business Day period following the Renewal Option Negotiation Period, (x) to withdraw its exercise of the Renewal Option, whereupon Tenant shall have no further right to extend the Lease Term pursuant to this Article, or (y) to cause the fair market rental value for the Renewal Term to be determined by arbitration, whereupon Landlord and Tenant shall be conclusively bound to the extension of the Lease Term through the Renewal Term at the Base Rent determined by arbitration. If Tenant shall fail to timely deliver written notice of its election within such five (5) Business Day period following the Renewal Option Negotiation Period, Tenant shall be deemed to have elected to withdraw its exercise of the Renewal Option, whereupon Tenant shall have no further right to extend the Lease Term pursuant to this Article.

22.2     General.

(a)     Tenant shall not be entitled to exercise the Renewal Option if on the date Tenant exercises the Renewal Option, (a) an Event of Default has occurred and is continuing, or (b) this Lease or Tenant’s right of possession has been terminated, or (c) except in the event a default by Landlord has occurred and is continuing, this Lease is not in full force and effect.

(b)     Following the leasing by Tenant of the Premises for the Renewal Term and determination of the Base Rent for the Renewal Term, Landlord and Tenant shall enter into a supplement to this Lease confirming the renewal of this Lease for the Renewal Term, and the terms of such renewal. The failure or refusal of either Party to do so, however, shall not affect the validity of the exercise of the Renewal Option.

ARTICLE XXIII

DETERMINATION BY ARBITRATION

23.1     Renewal Period. If pursuant to Article XXII, the fair market rental rate for any Renewal Period is to be determined pursuant to this Article XXIII, then on the twentieth (20th) day following the expiration of the Renewal Option Negotiation Period (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Landlord’s office, each simultaneously submit to the other its written good faith estimate of the fair market rental rate (the “Renewal Term Estimates”), subject to the following provisions:

(a)     Each Renewal Term Estimate shall consist of only a single fixed amount. If the higher of such Renewal Term Estimates is not more than one hundred five percent (105%) of the lower of such Renewal Term Estimates, then fair market rental rate shall be the average of the two Renewal Term Estimates.

(b)     If the fair market rental rate is not so resolved pursuant to the preceding subsection (a), Landlord and Tenant, within fifteen (15) Business Days after the exchange of Renewal Term Estimates, shall each select a commercial real estate broker to jointly determine which of the two Renewal Term Estimates most closely reflects the fair market rental rate for the Renewal Term.

(c)     If the two (2) brokers fail to agree, then such brokers shall select a third (3rd) broker, as provided below, to determine the fair market rental rate.

23.2     Selection Of More Accurate Estimate. Each broker selected pursuant to this Article shall have had at least ten (10) years’ experience within the previous ten (10) years as a commercial office real estate broker working in the Charlotte, North Carolina market, with working knowledge of current rental rates and market practices.

(a)     Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Renewal Term Estimates most closely reflects the fair market rental rate. The Renewal Term Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the fair market rental rate to be used in calculating the Base Rent for the Renewal Term.

(b)     If either Landlord or Tenant fails to appoint brokers within the fifteen (15) Business Day period referred to above and such failure continues for fifteen (15) Business Days after notice thereof is received by the Party so failing, a broker appointed by the other Party shall be the sole broker for the purposes hereof.

(c)     If the two (2) brokers fail to agree upon which of the two Renewal Term Estimates most closely reflects the fair market rental rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) two brokers shall select a third (3rd) broker meeting the aforementioned criteria (or, if such two (2) brokers are unable to select a third (3rd) broker, such selection shall be made by the President of the Charlotte, North Carolina chapter of American Appraisal Institute (or its successor organization)). Once the third (3rd) broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the broker shall make his determination of which of the two Renewal Term Estimates most closely reflects the fair market rental rate and such broker shall not select anything other than one of the two Renewal Term Estimates from Landlord and Tenant, and such Renewal Term Estimate shall be binding on both Landlord and Tenant as the fair market rental rate for the Renewal Term.

(d)     Each Party shall pay one-half (1/2) of the costs of the third (3rd) broker and of any experts retained by the third (3rd) broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the Party retaining such broker, counsel or expert.

23.3     Fair Market Rental Rate. The term “fair market rental rate” shall mean:

(a)     For the Renewal Term(s), one hundred percent (100%) of the fair market amount of net fixed base rent per square foot of gross area of the Premises (i.e. exclusive of taxes and operating expenses) with specified annual percentage increases therein under a lease for a term equal to the applicable Renewal Term and otherwise on all of the terms and conditions of this Lease to be applicable to the Premises for the Renewal Term;

(b)     That Landlord has a reasonable time to locate a tenant; and

(c)     That neither Landlord nor such tenant is under any compulsion to rent.

If and to the extent that any arbitrator or other person determining the fair market rental rate refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy, or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing

Concession”), then in so referring to or considering such transaction for purposes of determining fair market rental rate the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

(d)     The Base Rent, as adjusted at the commencement of the Renewal Terms, shall continue to escalate annually at the commencement of each Lease Year, in accordance with Section 4.2 of this Lease.

(e)     If there exists an Event of Default that remains uncured on the date Tenant sends a Renewal Notice or the date the Renewal Term is to commence, at Landlord’s election, such Renewal Term shall not commence and Tenant shall no longer have the right to renew this Lease.

(f)     In the event that Tenant fails to provide the Renewal Notice to Landlord on or prior to the required thirteen (13) month time period, Tenant’s right to exercise the applicable Renewal Term shall not lapse or terminate unless Landlord shall provide written notice to Tenant of such failure, and an additional thirty (30) days from receipt of such notice shall pass without Tenant delivering to Landlord the Renewal Notice. In such event, Tenant’s right of renewal with respect to the then-applicable Renewal Term, any and all subsequent Renewal Terms shall terminate, lapse and be of no further force or effect.

ARTICLE XXIV

RIGHT OF FIRST OFFER

24.1     Landlord Offer Notice. Provided no Event of Default has occurred and remains uncured, Landlord hereby grants to Tenant a one-time right of first offer to purchase the Premises. During the Lease Term, Landlord shall, prior to effecting a sale, conveyance or other transfer of the fee simple interest in the Premises (“LL Transfer”), give written notice of its desire or intention to do so to Tenant under this Article (“Landlord’s Offer Notice”), which notice shall set forth in good faith the material terms and conditions of Landlord’s contemplated LL Transfer, including, without limitation, the purchase price, payment terms (including any debt to be assumed or provided), closing date, due diligence period, (which shall be no less than sixty (60) days), closing cost allocations, any non-customary closing conditions, any buyer qualifications required, and a list of all the encumbrances (other than this Lease) which will encumber the Premises upon the contemplated LL Transfer (“LL Transfer Permitted Encumbrances”).

24.2     Tenant’s ROFO Option.    Any Landlord’s Offer Notice shall be deemed an offer from Landlord to Tenant, whereby Tenant, at any time within the period of fifteen (15) business days after the delivery of such Landlord’s Offer Notice (“ROFO Exercise Period”), may, at Tenant’s option (“Tenant’s ROFO Option”), elect to purchase the Premises upon the terms and conditions set forth in Landlord’s Offer Notice and hereinbelow. Tenant’s ROFO Option may be exercised only by notice to Landlord (“Tenant’s ROFO Exercise Notice”) given within the ROFO Exercise Period, AS TO WHICH DATE TIME SHALL BE OF THE ESSENCE, accompanied by an earnest money deposit equal to the amount set forth in Landlord’s Offer Notice (“Deposit”). Notwithstanding the foregoing, Tenant may instead give Landlord a conditional notice to exercise its option, subject to the final assent of its board and/or certain investors (which must be finalized, and the Deposit delivered to Landlord, within ten (10) business days of the original ROFO Exercise Period, or Tenant shall be deemed to have declined Tenant’s ROFO Option).    Tenant’s failure to accept or decline the Tenant’s ROFO Option shall be deemed a failure to accept the Tenant’s ROFO Option.

24.3     ROFO Closing.    If, in any instance that Landlord shall deliver a Landlord’s Offer Notice to Tenant and Tenant shall exercise Tenant’s ROFO Option, then Landlord shall be obligated to sell and Tenant shall be obligated to purchase the Premises pursuant to a commercially reasonable purchase and sale agreement (to be negotiated by Landlord and Tenant consistent with the terms of this Article XXIV), and Landlord and Tenant shall effectuate the closing of such sale and purchase (“ROFO Closing”), upon the following terms and conditions:

(a)     At the ROFO Closing, Landlord shall convey such title to the Premises that any reputable title insurance company licensed to do business in the state where the Premises is located (“Tenant’s Title Insurer”) would be willing to insure as marketable, at regular rates, subject only to the LL Transfer Permitted Encumbrances, and, in connection therewith, Landlord, upon the request of the Tenant’s Title Insurer, shall execute, acknowledge, and deliver (or cause to be executed, acknowledged, and delivered) one or more reasonable and customary title affidavits acceptable to Landlord.

(b)     At the ROFO Closing, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the same, in its “AS IS” condition.

(c)     At the ROFO Closing, Landlord shall convey title to the Premises to Tenant by delivery of a limited/special warranty deed.

(d)     Transfer taxes and/or other closing costs and apportionments between Landlord and Tenant shall be made in accordance with the terms set forth in Landlord’s Offer Notice and, if not set forth therein, then in accordance with the general customs and practices of the jurisdiction within which the Premises is located.

(e)     At the ROFO Closing, Landlord and Tenant shall each execute, acknowledge, and/or deliver any and all other documents or other items which are (i) required by law, (ii) otherwise necessary to record the deed, or (iii) otherwise typically executed, acknowledged and/or delivered by (or between) sellers and purchasers of real property in the jurisdiction within which the Premises is located.

(f)     In the event Tenant shall exercise Tenant’s ROFO Option and fail to close due to Tenant’s default, then Landlord shall retain the Deposit and Tenant’s ROFO Option pursuant to this Article shall terminate. In addition, in the event Lender rejects Tenant or the person it has proposed to act as any replacement guarantor as assumer of any loan proposed to be assumed, Tenant’s ROFO Option pursuant to this Article shall terminate. However, to the extent Tenant fails to close due to inability to obtain financing (as determined during the due diligence period) or an issue discovered during the due diligence period (other than the LL Transfer Permitted Encumbrances) that Landlord declines to remedy to Tenant’s reasonable satisfaction, then Tenant shall be entitled to a refund of the Deposit.

24.4     ROFO Transfer Period.    If in any instance that Landlord shall deliver a Landlord’s Offer Notice to Tenant and Tenant does not exercise Tenant’s ROFO Option within the ROFO Exercise Period, Tenant shall be deemed to have waived its rights with respect to the Tenant’s ROFO Option and Tenant shall execute and deliver within three (3) days of Landlord’s request therefor, an unconditional waiver of its rights under this Section for one (1) year after the expiration of the ROFO Exercise Period (“ROFO Transfer Period”), which waiver may be relied upon by both Landlord and the third party purchaser for the duration of the ROFO Transfer Period. Landlord’s failure to request such waiver and/or Tenant’s failure to deliver such waiver shall not mean that Tenant has not waived such rights and Landlord and the third party purchaser shall be entitled to rely upon Tenant’s failure or deemed failure to accept the Tenant’s ROFO Option strictly in accordance with its terms within the fifteen (15) business day period referred to hereinabove as a waiver of such right for the ROFO Transfer Period. During the ROFO Transfer Period, Landlord shall have the right to effect a LL Transfer pursuant to an agreement of sale with substantially the same terms provided to Tenant as long as the purchase price of such LL Transfer shall not be less than ninety percent (90%) of the purchase price of the contemplated LL Transfer set forth in the Landlord’s Offer Notice. For purposes hereof, an agreement of sale shall be deemed to contain substantially the same terms as that provided to Tenant notwithstanding that the proposed purchaser may have been provided different terms for (i) representations and warranties, (ii) survival periods, (iii) caps and floors for breaches, (iv) the payment of expenses, (v) amounts required to be expended to cure title defects, (vi) liquidated damages, (vii) earnest money, (viii) covenants, (ix) damage and condemnation, (x) closing date, (xi) due diligence period and (xii) other similar non-economic terms that may not have been included in Landlord’s Offer Notice.

24.5     Expiration of ROFO Period. Upon the expiration of the ROFO Transfer Period with respect to a particular Landlord’s Offer Notice, Landlord shall not effect a LL Transfer as hereinabove provided in this Article unless and until (i) Landlord shall deliver another Landlord’s Offer Notice, and (ii) another ROFO Transfer Period shall thereafter become applicable as herein-above provided in this Article.

24.6     One-Time Right; Assignment. Tenant’s rights under this Article shall be a onetime right and, as such, shall not survive any LL Transfer effectuated during the Term. Tenant’s rights under this Article may not be assigned or transferred by Tenant separate and apart from this Lease (except to a permitted transferee under the terms of Section 7.8 of this Lease).

24.7     Exclusion From LL Transfer. For purposes of this Article, “LL Transfer” shall not include: (i) any transfer of the Premises to an Affiliate of Landlord, (ii) any transfer of the Premises in connection with a financing or refinancing of the Premises; (iii) any transfer of the Premises effected in a foreclosure action by a mortgagee under a Mortgage or by a deed in lieu thereof, (iv) any transfer of partial interests in the Premises by Landlord, (v) any transfer of the Premises included in a portfolio sale, or (vi) any transfer of the Premises to a joint venture in which Landlord or its Affiliate is a joint venturer or to the other joint venturer.

ARTICLE XXV

SECURITY DEPOSIT

25.1     In order to secure Tenant’s obligations under this Lease for the Construction Term and a portion of the initial fifteen (15) year Lease Term, Tenant shall cause to be delivered to Landlord an irrevocable letter of credit for the amount of $5,500,000.00 (the “Security Deposit”) The Security Deposit shall be in the form of an irrevocable and transferable letter of credit (“Letter of Credit”) payable in New York, New York, running in favor of Landlord issued by a bank reasonably acceptable to Landlord in the amount of $5,500,000.00 which amount shall be increased by two (2%) per annum each year thereafter during the Lease Term. The Letter of Credit shall provide that it is automatically renewable for one (1) year periods, including a period ending not earlier than sixty (60) days after the expiration of the sixth (6th) Lease Year, or such later date as may be necessary to cure any Event of Default (the “LC End Date”) without any action whatsoever on the part of Landlord. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

25.2     If the Fixed Charge Coverage Ratio (as hereinafter defined) is equal to or greater than 2.0:1 for any trailing twelve (12) month period commencing in the fourth (4) Lease Year and measured quarterly thereafter, then the Security Deposit shall be reduced to zero and released; provided, however, that if the Fixed Charge Coverage Ratio falls below 1.5:1 for two consecutive quarters at any time thereafter, the Security Deposit shall be restored until the earlier to occur of: (i) the LC End Date; or (ii) such time as the Fixed Charge Coverage Ratio of 2.0:1 is once again met. If the Security Deposit has not been released prior to such time, and assuming no Event of Default has occurred and is continuing, then the Security Deposit shall be reduced to zero and released on the LC End Date. “Fixed Charge Coverage Ratio” shall mean a ratio of (A) the net earnings or loss of Tenant for the twelve (12) month period ending with the most recently completed calendar month, plus interest, income taxes, depreciation, amortization and Base Rent (but excluding there from any extraordinary, unusual or nonrecurring items of gain or loss), as determined in accordance with GAAP, over (B) the Fixed Charges with respect to such period.    The term “Fixed Charges” shall mean, with respect to any particular period, the aggregate of (A) scheduled principal and interest payments due under any indebtedness of Tenant including any capitalized interest on such indebtedness expensed in accordance with GAAP during the particular period being measured (and excluding any excess cash flow recapture prepayments) and (B) the Base Rent hereunder and payments of rent on other properties due from Tenant during such period.

25.3     Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC End Date, or the issuing bank notifies Landlord in writing (by certified/registered mail, return receipt requested or overnight courier) that it shall not renew the Letter of Credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and/or automatically renewable as above provided upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord. However, (i) if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or (ii) if Tenant fails to cause to be maintained the Letter of Credit in the amount and terms set forth in this Section, Landlord shall provide Tenant with five (5) days notice of its failure to comply with each and every term of this Section, and thereafter may present the Letter of Credit to the issuing bank in accordance with the terms of this Section, and the entire sum secured thereby shall be paid to Landlord, to be held by Landlord as provided in this Section.

25.4     Tenant agrees that upon an Event of Default (as defined in the Lease), after the expiration of any applicable notice and cure period, Landlord shall have the right to draw down, apply or retain the whole or any part of the Letter of Credit in an amount necessary to cure such default (the “Cure Amount”), including, without limitation the payment of (i) any Base Rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord in Tenant’s behalf in accordance with the provisions of this Lease, and (iii) any sum which Landlord may expend or be required to expend by reason of such default, or any loss or damage which Landlord may suffer or incur, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in the Lease. The Letter of Credit shall provide that it is available to be drawn at sight by submission of Landlord’s draft bearing the Letter of Credit number. If, as a result of any such application of all or any part of such security, the amount secured by the Letter of Credit shall be less than the amount required in this Section 6.3 above, Tenant agrees that within ten (10) days of receipt of notice of any such draw, use or application of the Cure Amount, Tenant shall provide Landlord with additional letter(s) of credit or cash collateral in an amount equal to the deficiency.

25.5     Tenant further agrees that, in addition to all of the rights and remedies provided to Landlord pursuant to this Lease, whether or not this Lease or Tenant’s right to possession hereunder has been terminated, in the event Tenant has filed a petition for bankruptcy protection or other protection from its creditors under any applicable and available law, then Landlord may at once and without notice to Tenant be entitled to draw down upon the entire amount of the Letter of Credit (or apply any cash collateral) then available to Landlord and apply such resulting sums toward (i) reimbursement to Landlord for all of Landlord’s then unamortized costs (including, cost to Landlord of improving the Premises) incurred in leasing to Tenant the Premises demised by this Lease, and (ii) reimbursement to Landlord for any other damages suffered by Landlord as a result of such default.

25.6     Partial draws of the Letter of Credit shall be permitted. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

25.7     If the financial institution which issued the Letter of Credit is declared insolvent by the Federal Deposit Insurance Corporation (FDIC), enters into any form of governmental receivership, including any receivership instituted or commenced by the FDIC, or is permanently closed for any reason, Tenant shall deliver to Landlord within ten (10) days following the date of such event either (i) a substitute Letter of Credit in the same form and amount of the Letter of Credit from a financial institution acceptable to Landlord under the terms of Section 25.8, or (ii) a cash security deposit in the amount of the Letter of Credit.

25.8     Any financial institution which meets the following criteria shall be deemed acceptable to issue the Letter of Credit (i) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the FDIC; (ii) whose long-term, unsecured and unsubordinated debt obligations are rated by at least two of Fitch Ratings Ltd. (Fitch), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (S&P) or their respective successors (the Rating Agencies) with ratings of not less than A from Fitch, A2 from Moody’s and A from Standard & Poor’s; and (iii) which has a short term deposit rating from at least two Rating Agencies with ratings of not less than F1 from Fitch, P-1 from Moody’s and A-1 from S&P).

25.9     In the event of a transfer of Landlord’s interest in the Premises and assignment of Landlord’s interest in the Lease, Landlord shall have the right to transfer the Letter of Credit to the transferee and upon such transferee’s agreement to adhere to the terms of this Lease the Landlord shall be released by Tenant from all liability for the Letter of Credit.

25.10     Tenant further covenants it will not assign or encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

25.11     On the LC End Date, or such earlier applicable date as provided in Section 25.2 of this Lease, Landlord shall return any remaining Letters of Credit to Tenant (or such other party issuing such Letters of Credit) and execute any reasonable documentation requested by Tenant (or such other parties) to effect the termination and release of the same.

ARTICLE XXVI

GENERAL PROVISIONS

26.1     Relationship Between Landlord and Tenant. Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

26.2     Brokers. Each Party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone other than Tenant’s Broker, Jones Lang LaSalle – Louis Stephens (who shall be paid a commission by Landlord pursuant to separate written agreement) to become entitled to a commission as a result of the transactions contemplated by this Lease, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such Party’s breach of their representation or warranty contained in this Section 25.2.

26.3     Estoppel. At any time and from time to time, upon not less than ten (10) business days’ prior written notice, either of Landlord or Tenant may request that the other execute an estoppel certificate and the non-requesting Party shall execute, acknowledge and deliver to the requesting Party and/or any other person or entity designated by the requesting Party, a written statement certifying that this Lease is unmodified and in full force and effect and that it knows of no defaults or defenses, offsets or counterclaims against the obligation to pay the Base Rent, Additional Rent and any other rent and charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Base Rent, Additional Rent and any other rent and charges have been paid, and such other factual information as the requesting Party reasonably requests. Landlord and Tenant acknowledge that time is of the essence to the delivery of such statements. Tenant acknowledges that such statements may be relied upon by any owner of the Premises, any prospective purchaser of the Premises, any Lender or prospective Lender or any other person or entity identified therein and that Tenant’s failure to deliver timely statements may cause substantial damage resulting from, for example, delays in obtaining financing secured by the Premises. Landlord acknowledges that such statements may be relied upon by any tenant of the Premises, any prospective subtenant or assignee of Tenant’s leasehold interest in the Premises, any lender of Tenant or prospective lender of Tenant or any other person or entity identified therein and that Landlord’s failure to deliver timely statements may cause substantial damage to Tenant. Tenant’s failure to respond within the time specified in this Section 25.3 can be deemed acceptance that the matters listed in the estoppel certificate are correct, to Tenant’s knowledge.

26.4     Notices. All notices required or permitted by any provision of this Lease shall be sent via certified mail, return receipt requested or via personal or overnight mail delivery (with proof of delivery requested), to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I and, (b) if to Tenant, at the Tenant Notice Address specified in Article I. Notices shall be effective upon actual receipt or refusal thereof. Either Party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or any Lender notifies Tenant that a copy of any notice to Landlord shall be sent to such Lender at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such Lender. Any cure of Landlord’s default by such Lender shall be treated as performance by Landlord.

26.5     Validity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

26.6     Pronouns. Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

26.7     Successors and Assigns. The provisions of this Lease shall be binding upon and inure to the benefit of the Parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting Assignment or Sublease.

26.8     Entire Agreement. This Lease contains the entire agreement of the Parties hereto with regard to the subject matter hereof and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the Parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both Parties. This Lease includes and incorporates all Exhibits attached hereto.

26.9     Governing Law. This Lease shall be governed by the Laws of the jurisdiction in which the Premises are located. There shall be no presumption that this Lease be construed more strictly against the Party who itself or through its agent prepared it, it being agreed that all Parties hereto have participated in the preparation of this Lease and that each Party had the opportunity to consult legal counsel before the execution of this Lease.

26.10     Headings. Headings are used for convenience and shall not be considered when construing this Lease.

26.11     Execution and Delivery. The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

26.12     Time of Essence. Time is of the essence with respect to each of Landlord’s and Tenant’s obligations hereunder.

26.13     Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

26.14     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF THE TENANT PARTIES AND LANDLORD, TENANT PARTIES’ USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. THE TENANT PARTIES CONSENT TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. EACH OF THE TENANT PARTIES AND LANDLORD WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN STATE OF NORTH CAROLINA OR IN THE JURISDICTION IN WHICH THE PREMISES IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

26.15     Survival of Obligations. Each of Landlord’s and Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

26.16     No Representations. Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

26.17     Organization and Authorization. Landlord and the person executing and delivering this Lease on Landlord’s behalf each represents and warrants that such person is duly authorized to so act; that Landlord is duly organized, is qualified to do business in the jurisdiction in which the Premises are located, is in good standing, and has the power and authority to enter into this Lease; and that all action required to authorize Landlord and such person to enter into this Lease has been duly taken.

26.18     Memorandum of Lease. The Parties hereto will, within three (3) Business Days following the Commencement Date, execute and deliver a Memorandum of Lease in recordable form for the purpose of recording and both Parties agree that such Memorandum of Lease shall be recorded at Tenant’s sole cost and expense in the Office of the Register of Deeds for Mecklenburg County, North Carolina. The form of such Memorandum of Lease is attached hereto as Exhibit D and incorporated herein by this reference. Tenant hereby authorizes Landlord to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

26.19     Force Majeure. For purposes hereof, “Force Majeure” shall have the same meaning as “Delivery Force Majeure” as defined in the Work Letter.

26.20     Contingencies.    Landlord and Tenant shall each have the right, upon two (2) days’ advance written notice to the other party, to terminate this Lease and all obligations hereunder, if the following contingencies are not met by October 31, 2015: (i) acquisition of the Land, (ii) approval of this Lease by Landlord’s Investment Committed and Board of Directors; (iii) full execution of the Ground Lease (as hereinafter defined) and (iv) Tenant’s delivery to Landlord of the Letter of Credit in strict compliance with terms and condition of Article 25 of this Lease. Notwithstanding the foregoing, if the relevant contingency(ies) are met prior to the receipt of notice, or before the expiration of the two (2) day notice period, then said contingency(ies) will be deemed satisfied and this Lease shall continue in full force and effect.

26.21     Parking. (a) Except as otherwise set forth in this Section 26.21, Tenant shall, at all times during the Term, have access to at least three and 96/100 (3.96) parking spaces per 1,000 gross square feet of the Premises including surface parking and the six (6) story parking deck (such deck and surface parking area, collectively, the “Parking Deck”) to be constructed by Landlord adjacent to the Building (at no separate charge to Tenant). Landlord shall cause Developer to complete the Parking Deck prior the Commencement Date. Tenant acknowledges and agrees that Tenant’s use of the Parking Deck is non-exclusive during the hours of 5:30 p.m. to 5:30 a.m. on each day during the Term and shall be subject to a non-exclusive perpetual easement in favor of Fiber Mills, LLC and Music Factory Condominiums, LLC and any tenants occupying property owned by Fiber Mills, LLC and Music Factory Condominiums, LLC including, without limitation, Live Nation, for access and parking in the Parking Deck during such hours of each day during the Term. In determining the parking ratio, available parking on property described or shown on the attached Exhibit F may be included. Landlord acknowledges and agrees that some of Tenant’s personnel will work after normal business hours, and that Tenant and its personnel may use the Parking Deck after such hours.

(b)     (i) Attached hereto as Exhibit G is a copy of a proposed Ground Lease between Landlord and Hamilton Street Properties, LLC (“Hamilton”) pursuant to which Hamilton will lease the land described or shown on the attached Exhibit H (the “Parking Deck Expansion Area”) for a term of ninety nine (99) years (the “Ground Lease”). Pursuant to the Ground Lease, Hamilton shall have the right, at its sole cost and expense, to expand the Parking Deck (the “Expanded Parking Deck”) on the Parking Deck Expansion Area to accommodate additional parking capacity. As contemplated by the proposed Ground Lease, Landlord will have certain maintenance obligations in respect of the Expanded Parking Deck, which obligations shall be fully performed by Tenant pursuant to the terms of this Lease. Upon full execution of the Ground Lease, Landlord and Tenant agree that a fully executed copy of the Ground Lease shall be substituted for the proposed Ground Lease attached hereto as Exhibit H.

(ii)     Notwithstanding the foregoing, pursuant to the Parking Easements and the Ground Lease, Hamilton is required to reimburse Landlord (or Tenant as Landlord’s designee) for one-half (1/2) of the repair and maintenance costs of the Parking Deck and/or the Expanded Parking Deck. In the event, Hamilton fails to reimburse Tenant for such expenses, upon written request of Tenant and at Tenant’s sole cost and expense, Landlord agrees to use commercially reasonable efforts to enforce Hamilton’s reimbursement obligations set forth in the Parking Easements and/or the Ground Lease.

(iii)     At all times during the Term, Tenant shall remain responsible for the payment of Impositions related to the Parking Deck Expansion Area. Pursuant to the terms of the proposed Ground Lease, prior to substantial completion of the Expanded Parking Deck, Hamilton shall be required to reimburse Landlord (or Tenant as Landlord’s designee) its pro-rata share of the Impositions allocable to the Parking Deck Expansion Area calculated by a fraction, the numerator being the square footage of the Parking Deck Expansion Area and the denominator being the square footage of the Project. Once construction of the Expanded Parking Deck is substantially completed, Hamilton’s pro-rata share of Impositions shall be calculated by a fraction, the numerator being the number of parking spaces in the Expanded Parking Deck and the denominator being the total number of parking spaces in the Parking Deck and Expanded Parking Deck. Notwithstanding the foregoing, if pursuant to the Ground Lease, the applicable governmental authority designates the Parking Deck Expansion Area as a separately assessed tax parcel, Hamilton’s Imposition reimbursement obligations shall no longer be effective and, pursuant to the Ground Lease, Hamilton shall be required to pay such Impositions directly to the applicable governmental authority. In the event, Hamilton fails to reimburse Tenant for the Impositions, upon written request of Tenant and at Tenant’s sole cost and expense, Landlord agrees to use commercially reasonable efforts to enforce Hamilton’s reimbursement obligations set forth in the Ground Lease.

(iv)     Landlord hereby grants to Tenant the right to approve of Hamilton’s plans and specifications for the Expanded Parking Deck which approval shall not be unreasonably withheld, delayed for conditioned. Landlord and Tenant agree that neither party will approve plans and specifications submitted by Hamilton for construction of the Expanded Parking Deck unless such plans and specifications require that upon completion of the Expanded Parking Deck, the Parking Deck and Expanded Parking Deck shall be considered one architecturally complete structure.

[REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE EXECUTED THIS LEASE AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

LANDLORD:

LEX CHARLOTTE AXC L.P.

By:	Lex Charlotte AXC GP LLC,
Its:	General Partner

	By:	LRA Manager Corp,
	Its:	Manager

		By:	/s/ Natasha Roberts
		Name:	Natasha Roberts
		Title:	VP

TENANT:

AVIDXCHANGE, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE EXECUTED THIS LEASE AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

LANDLORD:

LEX CHARLOTIE AXC L.P.

By:	Lex Charlotte AXC GP LLC,
Its:	General Partner

	By:	LRA Manager Corp,
	Its:	Manager

By:
Name:
Title:

TENANT:

AVIDXCHANGE, INC.

By:	/s/ MICHAEL PRAEGER

Name:	MICHAEL PRAEGER

Title:	CEO

EXHIBIT A

LEGAL DESCRIPTION

Being that certain parcel of land lying and being in the City of Charlotte, Mecklenburg County, North Carolina and being more particularly described as follows:

BEGINNING at an existing nail located on the western margin of the right of way of Hamilton Street (a variable width public right of way) said nail also being located at the northeast corner of the Silver Hammer Properties, LLC Property as described in Deed Book 17852, Page 185; thence with the aforesaid Silver Hammer, LLC Property N 68°01’33” W a distance of 334.31 feet to a new nail; thence with the Future Development Area as described in Map Book 58, Page 244 the following 2 courses and distances: 1) N 21°58’27” E a distance of 214.00 feet to a new iron rod; 2) N 68°01’33” W a distance of 143.77 feet to a calculated point in line with the westerly facing side of a parking deck; thence within Parcel A as described in Map Book 58, Page 244 and with the face of the parking deck the following 2 courses and distances: 1) N 21°58’27” E a distance of 148.25 feet to a calculated point; 2) S 68°01’01” E a distance of 347.67 feet to a calculated point located on a line of the aforesaid Future Development Area; thence with the aforesaid Future Development Area the following 4 courses and distances: 1) S 21°58’27” W a distance of 148.20 feet to a new iron rod; 2) S 68°01’33” E a distance of 57.60 feet to a new iron rod; 3) with a curve turning to the right with an arc length of 72.12 feet, with a radius of 750.00 feet, with a chord bearing of S 65°16’17” E, with a chord length of 72.09 feet to a new iron rod; 4) S 62°31’00” E a distance of 9.07 feet to a new iron rod located on the western margin of the right of way of Hamilton Street; thence with the western margin of the right of way of Hamilton Street the following 3 courses and distances: 1) S 26°34’35” W a distance of 6.40 feet to an existing iron rod; 2) with a curve turning to the left with an arc length of 191.79 feet, with a radius of 2195.98 feet, with a chord bearing of S 24°16’37” W, with a chord length of 191.73 feet to an existing nail; 3) S 21°59’36” W a distance of 11.71 feet to the point and place of beginning. Containing 123,514 sq. ft. (2.8355 acres). R.B. Pharr & Associates, P.A. Job No. 83953.